Exhibit 99.1

See Item 8.01 of the accompanying Current Report on Form 8-K for a discussion of the facts surrounding, rationale for and other matters involving the following disclosure. The following information replaces Item 6 (Selected Financial Data), Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) and Item 8 (Financial Statements and Supplementary Data), except for Deloitte & Touche LLP’s opinion on internal control over financial reporting, and Schedule II-Valuation and Qualifying Accounts previously filed by Oshkosh Corporation (the “Company”) in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008. All other portions of such Annual Report on Form 10-K are unchanged.

The Company believes that certain statements in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other statements located elsewhere in this Exhibit 99.1 are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this report, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, including those under the captions “Executive Overview” and “Fiscal 2009 Outlook” are forward-looking statements. When used in this Exhibit 99.1, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. In addition, the Company’s expectations for fiscal 2009 are based in part on certain assumptions made by the Company, which are generally set forth under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Certain Assumptions.” Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended September 30, 2008. The Company assumes no obligation, and disclaims any obligation, to update information contained in this Exhibit 99.1.

All forward-looking statements, including those under the captions “Executive Overview” and “Fiscal 2009 Outlook” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” speak only as of November 14, 2008. Accordingly, portions of such information are no longer accurate and should not be relied on. Such information should only be read in conjunction with the other information that the Company has filed with the Securities and Exchange Commission since November 14, 2008, which updates and supersedes the information contained in this Exhibit 99.1.

ITEM 6.        SELECTED FINANCIAL DATA

The following data, which has been affected by the disposition of Geesink Group B.V., Geesink Norba Limited and Norba
A. B. (collectively, “Geesink”), should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Fiscal Year

(In millions, except per share amounts)	2008	2007 (2)	2006	2005 (3) (4)	2004 (3) (4)
Net sales	$6,936.4	$6,139.3	$3,233.4	$2,779.4	$2,087.4
Intangible asset impairment charges	1.0	—	—	—	—
Operating income	615.0	609.1	322.5	275.8	182.1
Income from continuing operations	286.9	285.3	204.4	168.6	116.0
Per share assuming dilution	3.83	3.81	2.75	2.29	1.61
(Loss) income from discontinued operations	(207.6)	(17.2)	1.1	(8.4)	(3.2)
Per share assuming dilution	(2.77)	(0.23)	0.01	(0.11)	(0.04)
Net income	79.3	268.1	205.5	160.2	112.8
Per share assuming dilution	1.06	3.58	2.76	2.18	1.57
Dividends per share:
Class A Common Stock (1)	—	—	—	0.0750	0.1250
Common Stock	0.4000	0.4000	0.3675	0.2213	0.1450
Total assets	6,081.5	6,399.8	2,110.9	1,718.3	1,452.4
Expenditures for property, plant and equipment	75.8	83.0	56.0	43.2	30.0
Depreciation	76.4	56.7	28.8	23.8	19.6
Amortization of purchased intangible assets, deferred financing costs and stock-based compensation	91.5	84.0	19.8	10.9	8.3
Net working capital	689.2	646.9	121.4	178.8	31.0
Long-term debt (including current maturities)	2,757.7	3,022.0	2.9	3.1	3.9
Shareholders’ equity	1,388.6	1,393.6	1,061.9	818.7	636.1
Book value per share	18.66	18.78	14.40	11.16	9.00
Backlog	2,283.2	3,095.5	1,871.4	1,886.6	1,500.2

(1)   In May 2005, a sufficient number of shareholders of unlisted Class A Common Stock converted their shares to New York Stock Exchange — listed Common Stock, on a share-for-share basis, which resulted in the remaining Class A shares automatically converting into shares of Common Stock on the same basis.  As a result of this conversion to a single class of stock, shares of Common Stock that previously had limited voting rights now carry full voting rights.

(2)   On December 6, 2006, the Company acquired all of the issued and outstanding capital stock of JLG for $3.1 billion in cash.  Amounts include acquisition costs and are net of cash acquired.  Fiscal 2007 results included sales of $2.5 billion and operating income of $268.4 million related to JLG following its acquisition.

(3)   In fiscal 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” requiring the Company to recognize expense related to the fair value of the Company’s stock-based compensation awards.  Had SFAS No. 123(R) been in effect for the earliest period presented, results would have been as follows for fiscal 2005 and 2004, respectively: operating income - $272.3 million and $178.9 million; income from continuing operations - $165.1 million and $112.8 million; earnings from continuing operations per share - $2.24 and $1.56; net income - $156.7 million and $109.6 million; earnings per share - $2.13 and $1.52.

(4)   In fiscal 2005 and 2004, the Company recorded cumulative life-to-date adjustments to increase the overall margin percentage on the MTVR base contract by 2.5 and 2.1 percentage points, respectively, as a result of contract modifications and favorable cost performance compared to previous estimates.  These changes in estimates, recorded as cumulative life-to-date adjustments, increased operating income, income from continuing operations, net income, earnings per share from continuing operations and earnings per share by $24.7 million, $24.7 million, $15.1 million, $0.21 and $0.21 in fiscal 2005 and $19.5 million, $19.5 million, $12.3 million, $0.17 and $0.17 in fiscal 2004, respectively, including $23.1 million, $23.1 million, $14.2 million, $0.20 and $0.20 in fiscal 2005 and $16.2 million, $16.2 million, $10.2 million, $0.14 and $0.14 in fiscal 2004, respectively, relating to prior year revenues.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The Company is a leading designer, manufacturer and marketer of a wide range of specialty vehicles and vehicle bodies, including access equipment, defense trucks, fire & emergency vehicles and concrete mixers and refuse collection vehicles.  The Company is a leading global manufacturer of aerial work platforms under the “JLG” brand name.  The Company is among the worldwide leaders in the manufacturing of telehandlers under the “JLG,” “SkyTrak” and “Lull” brand names.  The Company manufactures defense trucks under the “Oshkosh” brand name and is the leading manufacturer of severe-duty heavy-payload tactical trucks for the DoD.  Under the “Pierce” brand name, the Company is among the leading domestic manufacturers of fire apparatus assembled on both custom and commercial chassis.  Under the “Jerr-Dan” brand name, the Company is a leading domestic manufacturer and marketer of towing and recovery equipment.  Under the “BAI” brand name, the Company is a manufacturer and marketer of fire apparatus, aircraft rescue and firefighting vehicles and equipment to municipalities and airports in Italy and exports into Europe, the Middle East and Africa.  The Company manufactures aircraft rescue and firefighting and airport snow removal vehicles under the “Oshkosh” brand name and ambulances under the “Medtec” brand name.  The Company manufactures mobile medical trailers under the “Oshkosh Specialty Vehicles” and “SMIT” brand names.  Under the “Frontline” brand name, the Company is a leading domestic manufacturer and marketer of broadcast vehicles.  Under the “McNeilus,” “Oshkosh,” “London” and “CON-E-CO” brand names, the Company manufactures rear- and front-discharge concrete mixers and portable and stationary concrete batch plants.  Under the “McNeilus” brand name, the Company manufactures a wide range of automated, rear, front, side and top loading refuse collection vehicles.  Under the “IMT” brand name, the Company is a leading domestic manufacturer of field service vehicles and truck-mounted cranes.

Major products manufactured and marketed by each of the Company’s business segments are as follows:

Access equipment — aerial work platforms and telehandlers used in a wide variety of construction, industrial, institutional and general maintenance applications to position workers and materials at elevated heights.  Access equipment customers include equipment rental companies, construction contractors, manufacturing companies, home improvement centers and the U.S. military.

Defense — heavy- and medium-payload tactical trucks and supply parts and services sold to the U.S. military and to other militaries around the world.

Fire & emergency — custom and commercial firefighting vehicles and equipment, aircraft rescue and firefighting vehicles, snow removal vehicles, ambulances, wreckers, carriers and other emergency vehicles primarily sold to fire departments, airports, other governmental units and towing companies in the U.S. and abroad, mobile medical trailers sold to hospitals and third-party medical service providers in the U.S. and Europe and broadcast vehicles sold to broadcasters and TV stations in North America and abroad.

Commercial — concrete mixers, refuse collection vehicles, portable and stationary concrete batch plants and vehicle components sold to ready-mix companies and commercial and municipal waste haulers in North America and other international markets and field service vehicles and truck-mounted cranes sold to mining, construction and other companies in the U.S. and abroad.

All estimates referred to in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” refer to the Company’s estimates as of November 3, 2008 when the Company conducted a conference call in connection with its announcement of its earnings for the fourth quarter and fiscal year ended September 30, 2008 and its outlook for fiscal 2009.

Recent Developments

On July 1, 2009, the Company concluded the sale of Geesink.  The Company has reflected the financial results of Geesink as discontinued operations in the Consolidated Statements of Income for all periods presented.  The Company expects to record a non-cash pre-tax gain on sale of approximately $35 million, which will be recorded in discontinued operations in the Company’s fourth fiscal quarter of fiscal 2009 results.  In addition, the Company is in the process of restructuring the former holding company parent of Geesink.  This restructuring is expected to result in a tax benefit of $60-$75 million to be recorded in the fourth quarter of fiscal 2009.  The majority of this tax credit will be recorded in discontinued operations.

Recent Acquisitions

Since 1996, the Company has selectively pursued strategic acquisitions to enhance its product offerings and diversify its business.  The Company has focused its acquisition strategy on providing a full range of products to customers in specialty vehicle and vehicle body markets that are growing and where it can develop strong market positions and achieve acquisition synergies.  Acquisitions completed during the past three fiscal years include:

During fiscal 2007, the Company acquired JLG for $3.1 billion, including transaction costs and the assumption of debt and net of cash acquired.  JLG is a leading global manufacturer of access equipment based on gross revenues.  The results of JLG’s operations are included in the consolidated results of the Company from the date of acquisition.

During fiscal 2006, the Company completed two acquisitions: IMT and OSV.  In August 2006, the Company acquired IMT for $133.0 million.  IMT is a leading North American manufacturer of field service vehicles and truck-mounted cranes for niche markets.  In July 2006, the Company completed the acquisition of OSV for $142.0 million.  OSV is a leading manufacturer of mobile medical, homeland security command and communications, and broadcast vehicles with sales throughout the Americas and Europe.

Executive Overview

During fiscal 2008, the Company experienced sharp year-over-year swings in demand, commodity costs and foreign currency exchange rates that led to sharply higher sales, operating income and earnings per share in the first half of the fiscal year followed by sharp declines in operating income and earnings per share in the second half of the fiscal year.  Early in the fiscal year, the Company enjoyed robust demand in Europe and other global markets at its higher-margin access equipment segment.  For example, access equipment sales doubled in Europe, Africa and the Middle East in the second fiscal quarter.  A weak U.S. dollar further enhanced segment margins in the first half of fiscal 2008.  The strength in international access equipment more than offset weakness in other parts of the Company’s business that were facing weak demand in the U.S.  At that time, most economists believed that Europe and the rest of the world could escape the U.S. economic downturn.  Defense segment sales were also strong in the first half of the fiscal year and remained strong throughout the year.

Beginning in the third fiscal quarter, conditions began to progressively deteriorate.  First, steel and fuel costs began to escalate globally, which led to component cost escalation.  Then in June 2008, access equipment orders fell sharply in Western Europe and the Company experienced unexpected order cancelations in that region as the weak U.S. economy spread to parts of Western Europe.  A competitor reported experiencing a similar sudden slowdown in June 2008.  These events led the Company to pre-announce a third fiscal quarter earnings shortfall on June 26, 2008 due primarily to weaker than expected access equipment sales.  In the fourth fiscal quarter, the Company began to experience the brunt of the commodity cost escalation.  Also, in the fourth quarter, access equipment demand softened further in Europe and domestically as the economic downturn intensified and the U.S. dollar began to strengthen, which together with the cost escalation, adversely impacted JLG operating results compared to both earlier in the fiscal year and to the prior year.  Significant market share gains in the Company’s domestic fire apparatus and domestic refuse collection vehicle businesses mitigated the earnings shortfall in the second half of fiscal 2008.

In October 2008, the financial crisis intensified, and the economic downturn experienced in the U.S. and Western Europe had spread to the rest of Europe and Asia.  As the Company enters fiscal 2009, it expects to continue to face difficult conditions.  In light of these conditions, the Company has been preparing to withstand weaker markets while continuing to drive initiatives to capitalize on the next economic upturn.  In June 2008, as costs escalated and demand fell in access equipment, particularly in Western Europe, the Company began to review and reduce its cost structure and reduce production to match lower demand.  In the fourth quarter of fiscal 2008, the Company reduced its workforce by approximately 10% and reduced discretionary spending in a manner the Company believes will yield more than $100 million in annual cost savings beginning in fiscal 2009.  The Company also moved to increase its low cost country sourcing of materials.  Production rate declines permitted the Company to reduce inventories by $241 million and debt by $202 million in the fourth quarter.  In

October and early November 2008, the Company developed plans to further reduce its workforce by approximately 4% and began to work with suppliers to roll back some of the fiscal 2008 cost increases now that steel and fuel costs have declined somewhat.  The Company has continued its strong focus on working capital reduction.  The Company expects to reduce its debt by $200 - $250 million in its first quarter of fiscal 2009 and has targeted $500 million or more of aggregate debt reduction in fiscal 2009.  The Company expects to continue these actions as necessary in fiscal 2009 to respond to global changes in demand.

In fiscal 2009, the Company expects higher defense sales, due to recent high defense budgets and supplemental bills, and higher fire apparatus and domestic refuse collection vehicle sales, due to market share gains, to provide a foundation for the Company’s financial performance in fiscal 2009.  The Company further believes that, with its leading market positions, recent FHTV contract award, strong innovation and aftermarket support and projected cash generation, the Company will be favorably positioned to capitalize on the next economic upturn in the U.S. and globally.

As discussed in Part I, Item 1A, “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, the Company’s markets are highly cyclical and the Company has experienced declines in several of its markets over the last 18 months.  Based on the Company’s current outlook, there are scenarios under which the Company could fall out of compliance with the financial covenants contained in its credit agreement.  However, the Company is proceeding with a plan with the objective of avoiding the need to amend the credit agreement by maintaining compliance with its financial covenants or at least delay seeking an amendment to mitigate any financial impact.  The plan involves targeting $500 million or more of debt reduction in fiscal 2009 and maintaining strong fiscal management.  If the Company is not successful in delivering the higher end of its earnings per share estimate range for fiscal 2009 and timely debt reduction of $500 million or more, then the Company will need to request an amendment to its credit agreement.  In the event that the Company would need to amend its credit agreement, the Company would likely incur substantial up front fees and significantly higher interest costs than reflected in the Company’s earnings per share estimate range for fiscal 2009 and other terms in the amendment would likely be significantly less favorable than those in the Company’s current credit agreement.  The Company believes, based on discussions with its lead banks, that an amendment could be obtained if ultimately necessary, but no assurance can be given that this will remain the case at such time that the Company may request such an amendment.  The Company believes that it has adequate liquidity to operate its business.

Details of the Company’s financial performance in fiscal 2008 compared to fiscal 2007 and its expectations for its financial performance in fiscal 2009 compared to fiscal 2008 follow:

	Percentage Increase (Decrease) vs. Prior Year
	Fiscal 2008	Fiscal 2009 Estimate(1)
Sales	13.0%	(6.3)% – (11.8)%
Operating income from continuing operations	1.0%	(34.1)% – (42.3)%
Income from continuing operations	0.5%	(44.6)% – (55.0)%
Net income	(70.4)%	56.5% – 94.3%
Earnings per share assuming dilution	(70.4)%	55.7% – 93.4%

(1) Company estimates as of November 3, 2008.

Consolidated net sales were $6.9 billion in fiscal 2008, an increase of 13.0% over fiscal 2007.  The inclusion of JLG in the results for the entire fiscal year in 2008 as compared to only ten months in fiscal 2007, strong access equipment sales in Europe, significantly higher defense sales and favorable foreign currency exchange rates drove the increase in consolidated net sales.

Operating income increased $5.9 million, or 1.0%, from the prior year to $615.0 million.  The higher operating results in fiscal 2008 were largely driven by the inclusion of JLG for the entire fiscal year and favorable results in the defense segment as a result of higher sales, offset in part by a decrease in operating income in the commercial segment due to a drop in concrete placement product sales, lower operating performance for certain operating units within the fire & emergency segment as a result of lower sales and higher corporate costs.

The loss from discontinued operations increased $190.4 million from the prior year to $207.6 million.  The softer economy, along with slower realization of the benefits of a facility rationalization plan, led the Company to change its view about its ability to turn around the profitability of Geesink to the extent and in the timeframe originally anticipated because near term demand was likely to decline from previous expectations due to weakening economies and its contract manufacturing income from fabrications for JLG was likely to fall as access equipment demand in Europe was declining. During the third quarter of fiscal 2008, the Company recorded a $174.2 million pre-tax, non-cash impairment charge for the impairment of goodwill and other indefinite-lived intangible assets at Geesink.

Access equipment experienced solid sales growth outside of North America through the third fiscal quarter, until economies in Western Europe began to slow, causing a sharp and sudden slowdown in order activity in certain Western European markets in June 2008.  Access equipment sales increased 21.5% in fiscal 2008 primarily driven by the inclusion of JLG’s results for the entire twelve month period in fiscal 2008 versus only ten months of ownership in the prior year period and higher international demand, partially offset by lower demand in the U.S.  Access equipment segment operating income was $360.1 million, or 11.7% of sales, in fiscal 2008 compared to $268.4 million, or 10.6% of sales, in fiscal 2007.  Operating income margins in fiscal 2008 benefited from favorable foreign currency exchange rates and a favorable product and customer mix.

Since the onset of Operation Iraqi Freedom in 2003, the Company’s defense segment has benefited substantially from increasing DoD requirements for new trucks, parts, service, armoring and remanufacturing of the Company’s defense vehicles operated in Iraq.  During fiscal 2008, the Company’s defense segment increased production of new and remanufactured trucks to meet the requirements of its largest customer, the DoD, in its mission to successfully complete Operation Iraqi Freedom.  As a result, defense segment sales rose 33.6% in fiscal 2008, while sales of new and remanufactured trucks increased over 30% and parts and service sales increased nearly 40% in fiscal 2008 as compared to the prior year.  Due to a higher mix of lower-margin truck sales, lower negotiated margins on the FHTV contract and inefficiencies on the start-up of a contract, operating margin declined from 17.3% of sales in the prior year to 14.0% of sales in fiscal 2008.  As a result, operating income for the defense segment only increased 8.2% for fiscal 2008 compared to the prior year.

The Company’s fire & emergency segment experienced sales growth of 4.4% in fiscal 2008 compared to fiscal 2007, but operating income declined 12.6%.  The increase in sales reflected higher domestic fire apparatus sales as a result of continued market share gains and higher airport products sales due to international sales growth, offset in part by weaker demand for towing equipment as well as mobile medical trailers and broadcast vehicles.  The decrease in operating income for fiscal 2008 was the result of softness in the towing equipment markets as well an operating loss at OSV, the Company’s domestic mobile medical trailer and broadcast vehicle business.

Sales in the Company’s commercial segment decreased 22.7% in fiscal 2008.  The decrease in sales was largely attributable to recessionary declines in concrete placement product sales as a result of lower U.S. residential construction and lower demand subsequent to the pre-buy ahead of the January 2007 diesel engine emissions standards changes in the U.S.

The Company’s commercial segment had operating income of $4.7 million in fiscal 2008 compared to $76.5 million in the prior year.  Operating income performance was negatively impacted by significantly lower domestic concrete mixer sales as a result of a slowdown in the U.S. residential construction market combined with lower unit volumes subsequent to the pre-buy ahead of the January 2007 diesel engine emissions standards changes.

The Company’s focus in fiscal 2009 will be on managing costs, generating cash flow and reducing debt.  The financial credit crisis has created much uncertainty about near term future economic conditions and has made it more difficult to project results for fiscal 2009.  The Company expects that current economic conditions will negatively impact a number of its businesses into or through all of fiscal 2009.  The Company estimates that its sales will decrease to $6.1 - $6.5 billion and that its income from continuing operations per share will range from $1.70 to $2.10 and net income per share will range between $1.65 and $2.05.  The Company expects continued weakness in economies worldwide to significantly affect sales in the access equipment segment and concrete placement portion of its commercial segment in fiscal 2009, driving consolidated sales down from $6.9 billion in fiscal 2008.  The Company expects that the decreases in sales in these two businesses will be partially offset by a strong increase in defense segment sales due to U.S. government requirements for new heavy-payload tactical vehicles.  The Company expects consolidated operating income margins to be between 5% and 7% as a result of lower sales expectations, under absorption of fixed costs and increases in the costs of raw materials in the access equipment segment.  See “Fiscal 2009 Outlook” for further details regarding the Company’s fiscal 2009 estimates.

Results of Operations

Consolidated Net Sales — Three Years Ended September 30, 2008

The following table presents net sales (see definition of net sales contained in Note 2 of the Notes to Consolidated Financial Statements) by business segment (in millions):

	Fiscal Year Ended September 30,
Net sales	2008	2007	2006
Access equipment	$3,085.9	$2,539.5	$—
Defense	1,891.9	1,416.5	1,317.2
Fire & emergency	1,192.8	1,142.2	961.5
Commercial	835.1	1,080.3	996.3
Intersegment eliminations	(69.3)	(39.2)	(41.6)
Consolidated	$6,936.4	$6,139.3	$3,233.4

The following table presents net sales by geographic region based on product shipment destination (in millions):

	Fiscal Year Ended September 30,
Net sales	2008	2007	2006
United States	$4,997.2	$4,745.5	$2,820.6
Other North America	180.6	212.8	76.3
Europe, Africa and the Middle East	1,342.2	915.7	237.8
Rest of the World	416.4	265.3	98.7
Consolidated	$6,936.4	$6,139.3	$3,233.4

Fiscal 2008 Compared to Fiscal 2007

Consolidated net sales increased 13.0% to $6.94 billion in fiscal 2008 compared to fiscal 2007.  The inclusion of JLG in the results for the entire fiscal year in 2008 as compared to only ten months in fiscal 2007, strong access equipment sales in Europe, significantly higher defense sales and favorable foreign currency exchange rates drove the increase in consolidated net sales.

Access equipment net sales increased 21.5% to $3.09 billion in fiscal 2008 compared to fiscal 2007.  The increase was driven by the inclusion of JLG sales for the entire year compared to the Company’s ownership for ten months in the prior year period and significantly stronger demand for aerial work platforms outside North America.  Favorable foreign currency exchange rates also increased sales by $130.0 million.  These increases were offset in part by lower demand in North America in fiscal 2008 compared to the prior year as a result of slowing non-residential construction markets.  Access equipment sales in the prior year represented sales of JLG from December 6, 2006, the date of acquisition, through the end of the fiscal year.

Defense segment net sales increased 33.6% to $1.89 billion in fiscal 2008 compared to fiscal 2007.  The increase was attributable to an increase in sales of new and remanufactured trucks, as well as higher parts and service sales.  Sales of new and remanufactured trucks were up 32.3% versus the prior year as an increase in sales of new and remanufactured heavy-payload trucks was partially offset by a decrease in medium-payload truck sales and international truck sales.  Parts and service sales increased nearly 40% in fiscal 2008 on significantly higher armor kit shipments and service work.

Fire & emergency segment net sales increased 4.4% to $1.19 billion in fiscal 2008 compared to fiscal 2007.  The increase in sales reflected higher domestic fire apparatus sales as a result of continued market share gains and higher airport product sales, due partially to higher international sales, offset in part by weaker demand for towing equipment as well as mobile medical trailers and broadcast vehicles.  The towing equipment vehicle market was negatively impacted by lower demand as a result of rising fuel prices and uncertainty in the U.S. economy.  A reduction in medical reimbursement rates by the U.S. government to providers of mobile medical imaging services had a negative effect on sales of mobile medical trailers, and during the first half of fiscal 2008, a writers’ strike reducing television networks’ advertising revenues negatively impacted the broadcast vehicle market.

Commercial segment net sales decreased 22.7% to $0.8 billion in fiscal 2008 compared to fiscal 2007.  The decrease was largely the result of lower domestic concrete placement product sales in fiscal 2008 compared to fiscal 2007 due to a slowdown in U.S. residential construction and low volume subsequent to the pre-buy ahead of the January 2007 diesel engine emissions standards changes.

Fiscal 2007 Compared to Fiscal 2006

Consolidated net sales increased $2.91 billion, or 89.9%, to $6.14 billion in fiscal 2007 compared to fiscal 2006.  Net sales increased in all segments.  The acquisitions of OSV, IMT and JLG contributed $2.73 billion of the sales increase in fiscal 2007.

Access equipment net sales were $2.54 billion in fiscal 2007.  Access equipment sales represent sales of JLG from December 6, 2006, the date of its acquisition, through the end of the fiscal year.  After the date of acquisition in fiscal 2007, JLG experienced strong demand in Europe and Asia for all products and in North America for aerial work platforms.  The segment also benefited from the start-up of production of Caterpillar-branded telehandlers.  The segment experienced softer demand for its traditional telehandlers in North America as a result of a slowdown in residential construction.

Defense segment net sales increased 7.5% to $1.42 billion in fiscal 2007 compared to fiscal 2006.  The increase compared to the prior year was attributable to an increase in sales of new and remanufactured trucks, offset by sharply lower parts and service sales.  Sales of medium-payload tactical vehicles to the DoD in fiscal 2007 more than offset a decrease in international truck sales due to the completion of the U.K. Wheeled Tanker contract in the first quarter of fiscal 2007.  The sharp decrease in parts and service sales resulted from the completion of several nonrecurring, large armor and armor installation projects in fiscal 2006.

Fire & emergency segment net sales increased 18.8% to $1.14 billion in fiscal 2007 compared to fiscal 2006.  The acquisition of OSV added sales of $101.7 million in fiscal 2007.  Sales rose 8.4% for other businesses in the segment, reflecting higher sales for all domestic business units, most notably fire apparatus and towing products.  The increase in domestic fire apparatus sales reflected higher demand for chassis with engines purchased in advance of diesel engine emissions standards changes effective January 1, 2007, increased pricing and some market share gains.  The increase in towing product sales reflected a higher mix of package sales, which include both a wrecker unit and a purchased chassis.

Commercial segment net sales increased 8.4% to $1.08 billion in fiscal 2007 compared to fiscal 2006 due to the addition of IMT for the full year and higher domestic refuse collection vehicle sales.  The acquisition of IMT added net sales of $85.8 million in fiscal 2007.  Domestic refuse collection vehicle sales were 23.9% higher in fiscal 2007 due to an increase in shipments to large U.S. commercial waste haulers and municipalities.  A 10.2% decrease of concrete placement product sales in fiscal 2007 as compared to fiscal 2006, largely due to lower domestic concrete mixer volume subsequent to the January 1, 2007 changes to diesel engine emissions standards and a slowdown in residential construction, partially offset the increase in sales of refuse collection vehicles.

Consolidated Operating Income — Three Years Ended September 30, 2008

The following table presents operating income by business segment (in millions):

	Fiscal Year Ended September 30,
Operating income (expense):	2008	2007	2006
Access equipment	$360.1	$268.4	$—
Defense	265.2	245.0	242.2
Fire & emergency	93.9	107.5	90.0
Commercial	4.7	76.5	62.8
Corporate and other	(108.9)	(88.3)	(72.5)
Consolidated	$615.0	$609.1	$322.5

Fiscal 2008 Compared to Fiscal 2007

Consolidated operating income increased 1.0% to $615.0 million, or 8.9% of sales, in fiscal 2008 compared to $609.1 million, or 9.9% of sales, in fiscal 2007.  The increase in operating income in fiscal 2008 was principally due to the inclusion of JLG for the entire fiscal year and favorable results in the defense segment as a result of higher sales, offset in part by a decrease in operating income in the commercial segment due to a drop in concrete placement product sales, lower operating performance for certain operating units within the fire & emergency segment as a result of lower sales and higher corporate costs.

Access equipment segment operating income increased 34.1% to $360.1 million, or 11.7% of sales, in fiscal 2008 compared to $268.4 million, or 10.6% of sales, in fiscal 2007.  Operating income margins in the prior year were negatively affected by the timing of the JLG acquisition just prior to JLG’s seasonal holiday shut-down and charges of $14.0 million related to the revaluation of inventory at the acquisition date of JLG.  In addition, operating income for fiscal 2008 benefited from favorable foreign currency exchange rates and a favorable product and customer mix.

Defense segment operating income increased 8.2% to $265.2 million, or 14.0% of sales, in fiscal 2008 compared to $245.0 million, or 17.3% of sales, in fiscal 2007.  The decrease in operating income as a percentage of sales during fiscal 2008 reflected a higher mix of lower-margin truck sales, lower negotiated margins on the FHTV contract and inefficiencies on the start-up of a contract, offset in part by the reduction of a warranty reserve upon the expiration of a systemic warranty.

Fire & emergency segment operating income decreased 12.6% to $93.9 million, or 7.9% of sales, in fiscal 2008 compared to $107.5 million, or 9.4% of sales, in fiscal 2007.  The decrease in both operating income and operating income margin was the result of softness in the towing equipment market and adverse product mix as well as operating losses at OSV, the Company’s domestic mobile medical trailer and broadcast vehicle business.

Commercial segment operating income decreased 93.8% to $4.7 million, or 0.6% of sales, in fiscal 2008 compared to $76.5 million, or 7.1% of sales, in fiscal 2007.  Operating income performance was negatively impacted by significantly lower domestic concrete mixer sales as a result of a slowdown in the U.S. residential construction market combined with lower unit volumes subsequent to the pre-buy ahead of the January 2007 diesel engine emissions standards changes.

Corporate operating expenses and inter-segment profit eliminations increased $20.6 million to $108.9 million, or 1.5% of consolidated sales, in fiscal 2008 compared to $88.3 million, or 1.4% of consolidated sales, in fiscal 2007.  The increase was largely due to higher personnel costs and additional information technology spending to support the Company’s growth objectives and the reduction of litigation expense reserves in the prior year period.

Consolidated selling, general and administrative expenses increased 19.8% to $493.5 million, or 7.1% of sales, in fiscal 2008 compared to $411.9 million, or 6.7% of sales, in the prior year due largely to inclusion of JLG for a full twelve months in fiscal 2008.  Consolidated selling, general and administrative expenses as a percentage of sales increased largely due to increased corporate expenses.

Fiscal 2007 Compared to Fiscal 2006

Consolidated operating income increased 88.9% to $609.1 million, or 9.9% of sales, in fiscal 2007 compared to $322.5 million, or 10.0% of sales, in fiscal 2006.  The acquisitions of OSV, IMT and JLG contributed $287.7 million of the operating income increase in fiscal 2007.

Access equipment segment operating income was $268.4 million, or 10.6% of sales, in fiscal 2007.  Operating income for the access equipment segment in fiscal 2007 included charges of $14.0 million related to the revaluation of inventory as of the JLG acquisition date and $56.1 million for the recurring amortization of JLG intangible and tangible assets recorded as part of the preliminary purchase accounting for the JLG acquisition.

Defense segment operating income increased 1.1% to $245.0 million, or 17.3% of sales, in fiscal 2007 compared to $242.2 million, or 18.4% of sales, in fiscal 2006.  The decrease in operating income as a percentage of sales during fiscal 2007 reflected an adverse truck product mix, inefficiencies on the start-up of a contract and lower negotiated margins on the renewal of the FHTV contract, offset in part by the benefit of higher sales and relatively flat operating expenses.

Fire & emergency segment operating income increased 19.4% to $107.5 million, or 9.4% of sales, in fiscal 2007 compared to $90.0 million, or 9.4% of sales, in fiscal 2006.  The acquisition of OSV added operating income of $8.1 million in fiscal 2007.  Operating income for the other businesses in the segment increased 10.4% in fiscal 2007 compared to fiscal 2006.  The increase in operating income in fiscal 2007 compared to fiscal 2006 was primarily the result of strong sales and improved margins at the Company’s domestic fire apparatus business as a result of ongoing cost reduction initiatives and a decrease in operating losses at the Company’s ambulance business.

Commercial segment operating income increased 21.8% to $76.5 million, or 7.1% of sales, in fiscal 2007 compared to operating income of $62.8 million, or 6.3% of sales, in fiscal 2006.  The acquisition of IMT added $11.2 million of operating income in fiscal 2006.  Operating income for the other businesses in the segment increased 4.1% in fiscal 2007 compared to fiscal 2006 as a result of ongoing cost reduction initiatives.

Corporate operating expenses and inter-segment profit eliminations increased $15.8 million to $88.3 million, or 1.4% of sales, in fiscal 2007 compared to fiscal 2006 due to higher personnel costs, higher professional services fees and increased travel expenses, offset in part by lower acquisition investigation and related costs.

Consolidated selling, general and administrative expenses increased 66.5% to $411.9 million, or 6.7% of sales, in fiscal 2007 compared to $247.4 million, or 7.7% of sales, in the prior year.  Consolidated selling, general and administrative expenses as a percentage of sales decreased as a result of the leveraging of fixed costs over higher acquisition-related sales.

Non-Operating Income — Three Years Ended September 30, 2008

Fiscal 2008 Compared to Fiscal 2007

Interest expense net of interest income increased $10.4 million to $205.0 million in fiscal 2008 compared to fiscal 2007, largely as a result of interest on borrowings incurred in connection with the JLG acquisition for a full year in fiscal 2008 compared to approximately ten months in the prior fiscal year.

Other miscellaneous loss of $9.3 million in fiscal 2008 related primarily to net foreign currency transaction losses.

Fiscal 2007 Compared to Fiscal 2006

Interest expense net of interest income increased $193.8 million to $194.6 million in fiscal 2007 compared to fiscal 2006, largely as a result of borrowings incurred in connection with the JLG acquisition.

Other miscellaneous gain of $0.9 million in fiscal 2007 related primarily to net foreign currency transaction gains.

Provision for Income Taxes — Three Years Ended September 30, 2008

Fiscal 2008 Compared to Fiscal 2007

The effective income tax rate for fiscal 2008 was 30.1% compared to 33.1% in fiscal 2007.  The fiscal 2008 effective tax rate was positively impacted by a European tax incentive which benefited the effective rate by 5.2 percentage points.  Increased benefit of the domestic manufacturing deduction was more than offset by lower research and development tax credits due to the expiration of the credit in December 2007.

Fiscal 2007 Compared to Fiscal 2006

The effective income tax rate for fiscal 2007 was 33.1% compared to 37.0% in fiscal 2006.  The rate decrease related to the impacts of the JLG acquisition, a favorable tax audit settlement, a favorable European tax ruling and the re-instatement of the federal research and development tax credit.

Equity in Earnings of Unconsolidated Affiliates — Three Years Ended September 30, 2008

Fiscal 2008 Compared to Fiscal 2007

Equity in earnings of unconsolidated affiliates, net of income taxes, of $6.3 million in fiscal 2008 and $7.3 million in fiscal 2007 primarily represent the Company’s equity interest in a lease financing partnership, a commercial entity in Mexico and a joint venture in Europe.

Fiscal 2007 Compared to Fiscal 2006

Equity in earnings of unconsolidated affiliates, net of income taxes, of $7.3 million in fiscal 2007 and $2.3 million in fiscal 2006 primarily represent the Company’s equity interest in a lease financing partnership, a commercial entity in Mexico and a joint venture in Europe.  The increase in equity in earnings in fiscal 2007 represents improved performance of the commercial entity in Mexico and the addition of the joint venture in Europe, which was acquired as part of the acquisition of JLG.

Analysis of Discontinued Operations— Three Years Ended September 30, 2008

In April 2009, the Company entered into an agreement to sell its ownership in Geesink.  Geesink had sales of $201.9 million in fiscal 2008 and was included in the Company’s commercial operating segment.  The historical results of operations of this business have been reclassified in the Company’s Consolidated Statements of Income and are included in “Loss from discontinued operations, net of tax,” in the Consolidated Statements of Income.

Fiscal 2008 Compared to Fiscal 2007

Sales at the Company’s European refuse collection vehicle business were up 20.2% in fiscal 2008 as compared to the prior year due largely to stronger demand in The Netherlands and favorable foreign currency exchange rates.  Geesink sustained an operating loss of $208.7 million in fiscal 2008 compared with an operating loss of $18.8 million in fiscal 2007.  The increase in the operating loss was primarily due to non-cash charges for the impairment of intangible assets of $174.2 million, costs associated with the rationalization of manufacturing facilities, inefficiencies associated with the relocation and start-up of production of Norba-branded products in The Netherlands and increased material and warranty costs.  In June 2008, it became evident that synergies related to Geesink’s facility rationalization program would be lower than expected and costs to execute the rationalization would be higher than anticipated.  The resulting slower than expected and more difficult return to profitability of Geesink’s business, further escalation of raw material costs and a reduction in fabrication volume for the Company’s access equipment segment at Geesink’s Romania facility due to a slowdown in the European access equipment market led to the Company’s conclusion that the charges for impairment were required.  With the assistance of a third-party valuation firm, the Company determined that Geesink goodwill and non-amortizable intangible assets were impaired and the Company recorded the non-cash impairment charges of $174.2 million in the third quarter of fiscal 2008.

Fiscal 2007 Compared to Fiscal 2006

European refuse collection vehicle sales were down 13.4% in fiscal 2007 as compared to fiscal 2006 due to soft demand for the Company’s products in the United Kingdom, the lack of available chassis for mounting refuse collection vehicles in France during the first half of the fiscal year and some market share losses.  Geesink sustained an operating loss of $18.8 million in fiscal 2007 versus operating income of $3.4 million in fiscal 2006.  The operating loss at the Company’s European refuse collection vehicle operations in fiscal 2007 resulted primarily from lower unit volumes, increased warranty provisions and charges totaling $9.7 million in connection with a reduction in its European refuse collection vehicle business salaried and hourly workforce, the closure of an underutilized facility and other adjustments related to a plan to turn around this business.

Liquidity and Capital Resources

The Company’s capitalization was as follows:

	September 30,
	2008	2007
Cash and cash equivalents	$88.2	$75.2
Total debt	2,774.0	3,057.1
Shareholders’ equity	1,388.6	1,393.6
Total capitalization (debt plus equity)	4,162.6	4,450.7
Debt to total capitalization	66.6%	68.7%

In addition to cash and cash equivalents of $88.2 million, the Company had $478.9 million of unused availability under the terms of its Revolving Credit Facility (as defined below) as of September 30, 2008.  The Company’s primary cash requirements include working capital, capital expenditures, dividends, and interest and principal payments on indebtedness.  The Company finances its activities primarily through operating cash flows and borrowings under its Revolving Credit Facility.

The Company’s cash flow from operations has fluctuated, and will likely continue to fluctuate significantly, from quarter to quarter, due to changes in working capital requirements arising principally from seasonal fluctuations in sales, the start-up or conclusion of large defense contracts and the timing of receipt of individually large performance-based payments from the DoD.

The Company’s ability to obtain debt financing at competitive risk-based interest rates is partly a function of its existing credit ratios as well as its current credit ratings.  The Company’s credit ratings are reviewed regularly by major debt rating agencies such as Standard and Poor’s and Moody’s Investors Service.  In September 2008, Standard & Poor’s Ratings Services lowered the Company long-term debt rating from BB to BB-, citing expectations for weaker future demand from its key markets.  In May 2008, Moody’s Investors Service affirmed the Company’s corporate rating on the Company’s long-term debt as Ba3.  A further downgrade in our credit rating could limit the Company’s access to public debt markets, could limit the institutions willing to provide credit facilities and could make any future credit facility amendment more costly and/or difficult to obtain.

As discussed in Part I, Item 1A, “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, the Company’s markets are highly cyclical and the Company has experienced declines in several of its markets over the last 18 months.  Based on the Company’s current outlook, there are scenarios under which the Company could fall out of compliance with the financial covenants contained in its credit agreement.  However, the Company is proceeding with a plan with the objective of avoiding the need to amend the credit agreement by maintaining compliance with its financial covenants or at least delay seeking an amendment to mitigate any financial impact.  The plan involves targeting $500 million or more of debt reduction in fiscal 2009 and maintaining strong fiscal management.  If the Company is not successful in delivering the higher end of its earnings per share estimate range for fiscal 2009 and timely debt reduction of $500 million or more, then the Company will need to request an amendment to its credit agreement.  In the event that the Company would need to amend its credit agreement, the Company would likely incur substantial up front fees and significantly higher interest costs than reflected in the Company’s earnings per share estimate range for fiscal 2009 and other terms in the amendment would likely be significantly less favorable than those in the Company’s current credit agreement.  The Company believes, based on discussions with its lead banks, that an amendment could be obtained if ultimately necessary, but no assurance can be given that this will remain the case at such time that the Company may request such an amendment.  The Company believes that it has adequate liquidity to operate its business.

Operating Cash Flows

The Company’s operating activities provided cash of $390.4 million in fiscal 2008 compared to $406.0 million in fiscal 2007.  The reduction in cash flows from operations as compared to fiscal 2007 was largely the result of higher income tax payments of $55.9 million and value added tax (“VAT”) payments, offset in part by a decrease in operating working capital (which the Company defines as trade accounts receivable plus inventory less accounts payable and customer advances), which consumed $85.8 million less cash in fiscal 2008 versus the prior year.  The Company incurred higher income tax payments in fiscal 2008 compared to fiscal 2007, primarily because the prior year period benefited from acquisition-related deductions.

Cash generated (used) from changes in operating working capital were as follows:

	Fiscal Year Ended
	September 30,
	2008	2007
Receivables, net	$65.6	$(408.9)
Inventories, net	(38.7)	116.0
Accounts payable	15.6	137.8
Customer advances	(41.3)	70.5
Cash generated (used) from changes in operating working capital	$1.2	$(84.6)

The increase in cash provided from changes in operating working capital in fiscal 2008 was primarily due to higher cash collections on receivables and longer payment terms for accounts payable, offset in part by additional inventory within the access equipment segment and the timing of performance-based payments in the Company’s defense segment.  In fiscal 2007, the acquisition of JLG resulted in an increase in trade accounts receivable and inventory due to the timing of the JLG acquisition during a seasonally slow period.  The access equipment segment had been producing inventory through June 2008 based on a combination of orders in backlog and a robust forecast of orders to be received.  In June 2008, the access equipment segment experienced weaker than previously expected orders, a number of order cancellations and notices from several large customers that they would be significantly decreasing their purchases for the remainder of the calendar year, resulting in higher inventory levels at June 30, 2008 than previously planned.  The Company has adjusted production within the access equipment segment to reflect the Company’s revised sales outlook.  During fiscal 2007, the Company renewed a large defense contract and realized a performance-based payment of $122.4 million at the time of contract renewal.  The

Company did not conclude negotiations regarding the renewal of this contract until the first quarter of fiscal 2009, which delayed the initial performance-based payment under this contract.

Investing Cash Flows

Cash flows relating to investing activities consist primarily of cash used for acquisitions and capital expenditures.  Net cash used in investing activities in fiscal 2008 was $100.2 million compared to $3.23 billion in fiscal 2007, which included $3.14 billion of cash used for the acquisition of JLG in December 2006.  Capital spending, excluding equipment held for rental, of $75.8 million in fiscal 2008 was relatively consistent with capital spending in fiscal 2007.  Capital expenditures were made primarily for increasing capacity, replacing equipment, supporting new product development, and improving information technology systems.  In fiscal 2009, the Company expects capital spending to be approximately $60 million.

Financing Cash Flows

Cash provided by financing activities consists primarily of proceeds from the issuance of long-term debt and cash used by financing activities consists primarily of repayments of indebtedness and payments of dividends to shareholders.  Financing activities resulted in a net use of cash of $273.6 million during fiscal 2008 compared to cash provided from financing operations of $2.87 billion during fiscal 2007, which included $3.07 billion of cash provided by financing activities during fiscal 2007 related to borrowings used to finance the acquisition of JLG.

The Company has a syndicated senior secured credit agreement (“Credit Agreement”) with various financial institutions, which consists of a five-year $550.0 million revolving credit facility (“Revolving Credit Facility”) and two term loan facilities (“Term Loan A” and “Term Loan B,” and collectively, the “Term Loan Facility”).  The $500.0 million Term Loan A requires principal payments of $12.5 million, plus interest, due quarterly through September 2011, with a final principal payment of $262.5 million due December 6, 2011.  The $2.6 billion Term Loan B requires principal payments of $6.5 million, plus interest, due quarterly through September 2013, with a final principal payment of $2,424.5 million due December 6, 2013.  As a result of excess available cash, the Company prepaid its quarterly principal payments which were originally due in December 2008 and March 2009.  In addition, the Company has paid all of the remaining quarterly principal payments on the Term Loan B, as well as $110.5 million of the final principal payment under the Term Loan B.

The estimated future maturities under the Credit Agreement for the six fiscal years succeeding September 30, 2008 are as follows: 2009 - $25.0 million; 2010 - $50.0 million; 2011 - $50.0 million; 2012 - $262.5 million; 2013 - $0.0 million and 2014 - $2,314.0 million.

Interest rates on borrowings under the Revolving Credit and Term Loan Facilities are variable and are equal to the “Base Rate” (which is equal to the higher of a bank’s reference rate and the federal funds rate plus 0.5% or a bank’s “Prime Rate”) or the “Off-Shore” or “LIBOR Rate” (which is a bank’s inter-bank offered rate for U.S. dollars in off-shore markets) plus a specified margin.  The margins are subject to adjustment, up or down, based on whether certain financial criteria are met.  The weighted average interest rate on borrowings outstanding at September 30, 2008 was 4.58% and 4.32% for the Term Loans A and B, respectively.

The Credit Agreement contains various restrictions and covenants, including (1) requirements that the Company maintain certain financial ratios at prescribed levels; and (2) restrictions on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, incur additional indebtedness and dispose of assets.  The Credit Agreement also requires maintenance on a rolling four-quarter basis of a maximum leverage ratio (as defined in the credit agreement) of 4.75x for the fiscal quarter ending on September 30, 2008, reducing to 4.25x for the fiscal quarters ending on December 31, 2008 through September 30, 2009, and 3.75x for fiscal quarters ending thereafter, and a minimum interest coverage ratio (as defined in the credit agreement) of 2.50x, in each case tested as of the last day of each fiscal quarter.  The Company was in compliance with these covenants at September 30, 2008.

To manage a portion of the Company’s interest rate risk, the Company entered into an amortizing interest rate swap agreement on January 11, 2007, which effectively fixed the interest payment of a portion of certain floating-rate debt instruments.  The swap, which has a termination date of December 6, 2011, effectively fixed the LIBOR-based interest rate on the debt in the amount of the notional amount of the swap at 5.105% plus the applicable spread based on the terms of the Credit Agreement.  The notional amount of the swap at September 30, 2008 was $2.0 billion and reduces in varying amounts annually each December until the termination date.  Under the terms of the swap agreement, the notional amount of the swap will decline to $1.25 billion in December 2008.  Neither the Company nor the counterparty, which is a prominent financial institution, is required to collateralize their respective obligations under these swaps.  The Company is exposed to loss if the counterparty defaults, but the Company has no knowledge of any risk of counterparty default as of the date of this filing.

Refer to Note 11 of the Notes to Consolidated Financial Statements for additional information regarding the Company’s outstanding debt as of September 30, 2008.

Contractual Obligations, Commercial Commitments and Off-Balance Sheet Arrangements

Following is a summary of the Company’s contractual obligations and payments due by period following September 30, 2008 (in millions):

	Payments Due by Period
		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Long-term debt (including interest)	$3,724.3	$286.4	$486.3	$606.4	$2,345.2
Limited recourse debt(1)	3.9	3.9	—	—	—
Leases:
Capital	3.9	0.8	1.6	1.2	0.3
Operating	93.6	25.6	33.1	15.5	19.4
Purchase obligations(2)	786.4	784.1	2.3	—	—
Other long-term liabilities:
Uncertain tax positions(3)	2.0	2.0	—	—	—
Fair value of derivatives	44.5	26.8	17.3	0.4	—
Other	3.1	0.8	0.9	0.4	1.0
Total contractual obligations	$4,661.7	$1,130.4	$541.5	$623.9	$2,365.9

(1)   Limited recourse debt is the result of the sale of finance receivables through limited recourse monetization transactions.

(2)   The Company utilizes blanket purchase orders to communicate expected annual requirements to many of its suppliers or contractors.  Requirements under blanket purchase orders generally do not become “firm” until four weeks prior to the Company’s scheduled unit production.  The purchase obligations amount included above represents the value of commitments considered firm, plus the value of all outstanding subcontracts.

(3)   Due to the uncertainty of the timing of settlement with taxing authorities, the Company is unable to make reasonably reliable estimates of the period of cash settlement of unrecognized tax benefits for the remaining uncertain tax liabilities.  Therefore, $46.8 million of unrecognized tax benefits as of September 30, 2008 have been excluded from the Contractual Obligations table above.  See Note 18 of the Notes to Consolidated Financial Statements for additional information regarding the Company’s unrecognized tax benefits as of September 30, 2008.

The Company incurs contingent limited recourse liabilities with respect to customer financing activities in the access equipment segment. For additional information relative to guarantees, see Note 12 of the Notes to Consolidated Financial Statements.

The following is a summary of the Company’s commercial commitments (in millions):

	Amount of Commitment Expiration Per Period
		Less Than			More Than
Commercial Commitments	Total	1 Year	1-3 Years	3-5 Years	5 Years

Customer financing guarantees to third parties	$193.5	$82.1	$70.1	$20.0	$21.3
Standby letters of credit	23.9	12.5	11.0	0.4	—
Corporate guarantees	9.2	9.2	—	—	—
Total commercial commitments	$226.6	$103.8	$81.1	$20.4	$21.3

Certain Assumptions

The expectations reflected in the forward-looking statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, in particular those with respect to projected sales, costs, earnings, capital expenditures, debt levels and cash flows, are based in part on certain assumptions made by the Company, some of which are referred to in, or as part of, the forward-looking statements. These assumptions include, without limitation, those relating to the Company’s estimates for the level of concrete placement activity, housing starts, non-residential construction spending and mortgage rates globally; the performance of the U.S. and European economies; the level of the Company’s borrowing costs and that the Company will not need to amend its credit agreement to maintain compliance with financial covenants; the Company’s spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the Company’s ability to offset higher steel and raw material costs through decreases in other costs or product selling price increases; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies across the Company; the Company’s ability to turn around the Oshkosh Specialty Vehicles business sufficiently to support its current valuation resulting in no impairment charges; that there will be no further impairments of the Company’s other long-lived assets; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; the Company’s estimates of the impact of changing Medicare reimbursement rates on capital spending of mobile medical providers; the anticipated level of production and margins associated with the FHTV contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the LVSR contract and international defense truck contracts; the impact of rising costs under firm, fixed-priced contracts, including the FHTV and LVSR contracts; the Company’s estimates for capital expenditures of rental and construction companies for JLG’s products, of municipalities for fire & emergency and refuse collection vehicles, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; anticipated levels of capital expenditures by the Company; the Company’s estimates for costs relating to litigation, product warranty, product liability, insurance, stock options, performance share awards, bad debts and personnel; and the Company’s estimates for foreign currency exchange rates, working capital needs and effective income tax rates.  The Company cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to have been correct.  Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on the Company’s ability to achieve the results that the forward-looking statements contemplate.

Fiscal 2009 Outlook

The Company estimates that fiscal 2009 consolidated net sales will range between $6.1 billion and $6.5 billion, a decrease from fiscal 2008 net sales of 6.3% to 11.8%.  These estimates assume that worldwide equity and credit markets will stabilize in the next few months.  If these markets do not stabilize, the Company would expect access equipment, commercial and, to a lesser extent, fire & emergency segment sales to be impacted by lower demand for their products and services.  All comparisons are to the Company’s fiscal 2008 results.

The Company expects access equipment segment sales in fiscal 2009 will decrease about 30%, plus or minus a couple percentage points.  The decrease in sales reflects weak sales in North America and Europe as both residential and non-residential construction markets are expected to be weak, offset in part by an increase in demand for some smaller emerging markets and a modest increase in aftermarket sales.

Based on additional funding provided for the Company’s truck programs in recently enacted federal spending bills intended to fund Operation Iraqi Freedom, the Company is projecting defense segment sales to grow 20% to 25% in fiscal 2009.

The Company expects fire & emergency segment sales to be down 5% to 10% in fiscal 2009, as strength in domestic fire apparatus and airport product businesses is not expected to be sufficient to offset lower demand in the other businesses in the segment.  The anticipated growth at the Company’s domestic fire apparatus business reflects market share gains as well as announced price increases.

The Company estimates commercial segment sales to be down 3% to 10% in fiscal 2009, due to continued weakness in residential and non-residential construction markets, offset in part by growth in refuse collection vehicle product sales.  The Company does not expect to see any increase in demand for concrete placement vehicles in fiscal 2009 in advance of the diesel engine emissions standards changes effective January 2010.

The Company is projecting consolidated operating income of between $355 million and $405 million in fiscal 2009, reflecting consolidated operating income margins of between 5% and 7%.  The anticipated reduction in consolidated margin is primarily the result of lower margins in the Company’s access equipment and defense segments.

The Company is projecting access equipment operating income margins to be down to 3.5% to 4.5% in fiscal 2009, reflecting under absorption of fixed costs as a result of the expected lower volumes, higher steel and component costs prior to the effective date of the sales price increase and unfavorable foreign currency exchange rates, offset in part by the benefit of the cost reduction activities taken in fiscal 2008.  Defense segment operating income margins are projected to decrease 200 to 250 basis points in fiscal 2009, reflecting a higher percentage of sales under the lower margin FHTV and LVSR contracts.  Fire & emergency segment margins are projected to be up approximately 100 to 150 basis points in fiscal 2009, reflecting the impact of recent cost reduction initiatives and improved sales mix among businesses within the segment.  Commercial segment operating income margins are projected to be up approximately 150 to 250 basis points in fiscal 2009 as a result of the benefits of cost reduction initiatives in the segment’s businesses.

The Company estimates that corporate operating expenses and inter-segment profit eliminations will be flat to slightly down compared to fiscal 2008.  This estimate reflects the benefits of the cost reduction initiatives, offset by additional estimated expense associated with a potential sale of receivables and general inflationary increases.  The Company estimates that net interest and other expenses will be approximately $180 million in fiscal 2009 largely due to the expected repayment of additional debt incurred in connection with the JLG acquisition.  If the Company is unsuccessful with its plan to avoid seeking an amendment of its credit agreement in fiscal 2009, the resulting amendment would likely involve substantial upfront fees and significantly higher interest costs than reflected in this $180 million estimate.

The Company estimates that in fiscal 2009 its effective income tax rate will be approximately 32% as a result of a reduction in the European tax incentive offset by a reduction in unbenefited losses and the re-instatement in October 2008 of the research & development tax credit.  The Company estimates that equity in earnings of unconsolidated affiliates will approximate $4.0 million.

During fiscal 2009, the Company is targeting to reduce its outstanding debt by $500 million or more, resulting in debt of about $2.27 billion at September 30, 2009.  The Company anticipates capital spending to approximate $60 million in fiscal 2009.

These estimates result in the Company’s estimates of fiscal 2009 income from continuing operations between $129 million and $159 million and income from continuing operations per share of $1.70 and $2.10 with net income between $124 million and $154 million and earnings per share between $1.65 and $2.05, assuming that no amendment of its credit agreement is necessary in fiscal 2009.

Critical Accounting Policies

The Company’s significant accounting policies are described in Note 2 of the Notes to Consolidated Financial Statements.  The Company considers the following policies to be the most critical in understanding the judgments that are involved in the preparation of the Company’s consolidated financial statements and the uncertainties that could impact the Company’s financial condition, results of operations and cash flows.

Revenue Recognition:  The Company recognizes revenue on equipment and parts sales when contract terms are met, collectability is reasonably assured and a product is shipped or risk of ownership has been transferred to and accepted by the customer.  Revenue from service agreements is recognized as earned, when services have been rendered.

The Company records revenues under certain long-term, fixed-price defense contracts using the percentage-of-completion method of accounting, generally using either the cost-to-cost or units accepted method as the measurement basis for effort accomplished.  Profits expected to be realized on contracts are based on management estimates of total contract sales value and costs at completion.  Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable.  Assumptions used for recording sales and earnings are recognized as a cumulative life-to-date adjustment in the period of change to reflect revisions in contract value and estimated costs.  In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated loss is charged to cost of sales.

The Company accounts for certain equipment lease contracts as sales-type leases.  The present value of all payments, net of executory costs (such as legal fees), is recorded as revenue, the related cost of the equipment is charged to cost of sales, certain profit is deferred in accordance with lease accounting rules and interest income is recognized over the terms of the leases using the effective interest method.

The Company enters into rental purchase guarantee agreements with some of its customers. These agreements are normally for a term of no greater than twelve months and provide for rental payments with a guaranteed purchase at the end of the agreement. At the inception of the agreement, the Company records the full amount due under the agreement as revenue and the related cost of the equipment is charged to cost of sales.

Sales Incentives:  The terms for sales transactions with some of the Company’s distributors and customers may include specific volume-based incentives, which are calculated and paid or credited on account as a percentage of actual sales.  The Company accounts for these incentives as sales discounts at the time of revenue recognition as a direct reduction of sales. The Company reviews its accrual for sales incentives on a quarterly basis and any adjustments are reflected in current earnings.

Impairment of Long-Lived and Amortized Intangible Assets:  The Company performs impairment evaluations of its long-lived assets, including property, plant and equipment and intangible assets with finite lives, whenever business conditions or events indicate that those assets may be impaired.  When the estimated future undiscounted cash flows to be generated by the assets are less than the carrying value of the long-lived assets, the assets are written down to fair market value and a charge is recorded to current operations.

Impairment of Goodwill and Indefinite-Lived Intangible Assets:  Goodwill and indefinite-lived intangible assets are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired.  The Company performs its annual review at the beginning of the fourth quarter of each fiscal year.

The Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates.  Estimated cash flows and related goodwill are grouped at the reporting unit level.  A reporting unit is an operating segment or under certain circumstances, a component of an operating segment that constitutes a business.  When estimated future discounted cash flows are less than the carrying value of the net assets and related goodwill, an impairment test is performed to measure and recognize the amount of the impairment loss, if any.  Impairment losses, limited to the carrying value of goodwill, represent the excess of the carrying amount of a reporting unit’s goodwill over the implied fair value of that goodwill.  In determining the estimated future cash flows, the Company considers current and projected future levels of income as well as business trends, prospects and market and economic conditions.

The Company cannot predict the occurrence of certain events that might adversely affect the carrying value of goodwill and indefinite-lived intangible assets. Such events may include, but are not limited to, the impact of the economic environment, a material negative change in relationships with significant customers, or strategic decisions made in response to economic and competitive conditions.  See “Critical Accounting Estimates.”

Guarantees of the Indebtedness of Others: The Company enters into agreements with finance companies whereby the Company will guarantee the indebtedness of third-party end-users to whom the finance company lends to purchase the Company’s equipment.  In some instances, the Company retains an obligation to the finance companies in the event the customer defaults on the financing.  In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” the Company recognizes the greater of the fair value of the guarantee or the contingent liability required by Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies.”  Reserves are established related to these guarantees based upon the Company’s understanding of the current financial position of the underlying customers and based on estimates and judgments made from information available at that time.  If the Company becomes aware of deterioration in the financial condition of the customer/borrower or of any impairment of the customer/borrower’s ability to make payments, additional allowances are considered.  Although the Company may be liable for the entire amount of a customer/borrower’s financial obligation under guarantees, its losses would generally be mitigated by the value of any underlying collateral including financed equipment, the finance company’s inability to provide clear title of foreclosed equipment to the Company, loss pools established in accordance with the agreements and other conditions.  During periods of economic downturn, the value of the underlying collateral supporting these guarantees can decline sharply to further increase losses in the event of a customer/borrower’s default.

Critical Accounting Estimates

The Company prepares its consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”).  Preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and judgments that affect reported amounts and related disclosures.  Actual results could differ from those estimates.  Management of the Company has discussed the development and selection of the following critical accounting estimates with the Audit Committee of the Company’s Board of Directors, and the Audit Committee has reviewed the Company’s disclosures relating to such estimates in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Allowance for Doubtful Accounts: The allowance for doubtful accounts requires management to estimate a customer’s ability to satisfy its obligations.  The estimate of the allowance for doubtful accounts is particularly critical in the Company’s access equipment segment where the majority of the Company’s trade receivables are recorded.  The Company evaluates the collectability of receivables based on a combination of factors.  In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the net recognized receivable to the amount reasonably expected to be collected.  Additional reserves are established based upon the Company’s perception of the quality of the current receivables, including the length of time the receivables are past due, past experience of collectability and underlying economic conditions.  If the financial condition of the Company’s customers were to deteriorate resulting in an impairment of their ability to make payments, additional reserves would be required.

Goodwill:  In evaluating the recoverability of goodwill, it is necessary to estimate the fair value of the reporting units.  The Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates.  In determining the estimated future cash flows, the Company considers current and projected future levels of income as well as business trends, prospects and market and economic conditions.  The rate used to discount estimated cash flows is a rate corresponding to the Company’s cost of capital, adjusted for risk where appropriate, and is dependent upon interest rates at a point in time.  There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment.  It is possible that assumptions underlying the impairment analysis will change in such a manner to cause an impairment of goodwill, which could have a material impact.

During the fourth quarter of fiscal 2008, the Company performed its annual impairment review relative to goodwill and indefinite-lived intangible assets (principally trade names) and concluded that no impairment had occurred.  The Company’s common stock price declined significantly during fiscal 2008, and as a result the market capitalization of the Company was below the carrying value of the Company as of the goodwill impairment testing date.  The Company does not believe that its market capitalization is indicative of the value of the Company’s reporting units because the current turmoil in the credit and financial markets is temporarily causing equity valuations to fall well below historical valuation parameters and because a control premium would be associated with the Company’s common stock.  Subsequent to the Company’s annual impairment test, the price of the Company’s common stock has declined further.  The Company believes that the long-term economic outlook of the Company’s business units is not materially different than assumed at the annual impairment analysis date.

In February 2006, the DRA was signed into law.  The DRA imposes caps on Medicare payment rates for certain imaging services, including MRI, PET and CT, furnished in physicians’ offices and other non-hospital based settings.  Under the caps, payments for specified imaging services cannot exceed the hospital outpatient payment rates for those services.  The implementation of this law has had a significant effect on the financial condition and results of operations of OSV’s mobile medical customers in the U.S.  During fiscal 2008, OSV incurred an operating loss as a result of the slowdown in mobile medical sales and a writers’ strike during the first half of the year which affected broadcast vehicles sales.  In light of the slowdown in business, the Company is expanding in other markets in which OSV participates and is consolidating production in existing facilities.  If the Company is unable to turn around the business, the Company may be required to record an impairment charge for OSV’s goodwill, and there could be other material adverse effects on the Company’s net sales, financial condition, profitability and/or cash flows.

Guarantees of the Indebtedness of Others: The reserve for guarantees of the indebtedness of others requires management to estimate a customer’s ability to satisfy its obligations.  The estimate is particularly critical in the Company’s access equipment segment where the majority of the Company’s guarantees are granted.  The Company evaluates the reserve based on a combination of factors.  In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded in accordance with SFAS No. 5.  In most cases, the financing company is required to provide clear title to the equipment under the financing program.  The Company considers the residual value of the equipment to reduce the amount of exposure.  Residual values are estimated based upon recent auctions, used equipment sales and an annual study performed by a third-party.  Additional reserves, based upon historical loss percentages, are established at the time of sale of the equipment based upon the requirement of FIN 45.  If the financial condition of the Company’s customers were to deteriorate resulting in an impairment of their ability to make payments, additional reserves would be required.

Product Liability:  Due to the nature of the Company’s products, the Company is subject to product liability claims in the normal course of business.  A substantial portion of these claims and lawsuits involve the Company’s access equipment, concrete placement and domestic refuse collection vehicle businesses, while such lawsuits in the Company’s defense and fire & emergency businesses have historically been limited.  To the extent permitted under applicable law, the Company maintains insurance to reduce or eliminate risk to the Company.  Most insurance coverage includes self-insured retentions that vary by business segment and by year. As of September 30, 2008, the Company was generally self-insured for future claims up to $3.0 million per claim.

The Company establishes product liability reserves for its self-insured retention portion of any known outstanding matters based on the likelihood of loss and the Company’s ability to reasonably estimate such loss.  There is inherent uncertainty as to the eventual resolution of unsettled matters due to the unpredictable nature of litigation.  The Company makes estimates based on available information and the Company’s best judgment after consultation with appropriate experts.  The Company periodically revises estimates based upon changes to facts or circumstances.  The Company also utilizes actuarial methodologies to calculate reserves required for estimated incurred but not reported claims as well as to estimate the effect of the adverse development of claims over time.

Warranty:  Sales of the Company’s products generally carry typical explicit manufacturers’ warranties based on terms that are generally accepted in the Company’s marketplaces.  The Company records provisions for estimated warranty and other related costs at the time of sale based on historical warranty loss experience and periodically adjusts these provisions to reflect actual experience.  Certain warranty and other related claims involve matters of dispute that ultimately are resolved by negotiation, arbitration or litigation.  At times, warranty issues arise that are beyond the scope of the Company’s historical experience.  The Company provides for any such warranty issues as they become known and estimable.  It is reasonably possible that from time to time additional warranty and other related claims could arise from disputes or other matters beyond the scope of the Company’s historical experience.

The Company’s products generally carry explicit warranties that extend from six months to five years, based on terms that are generally accepted in the marketplace.  Selected components included in the Company’s end products (such as engines, transmissions, tires, etc.) may include manufacturers’ warranties.  These manufacturers’ warranties are generally passed on to the end customer of the Company’s products and the customer would generally deal directly with the component manufacturer.

The Company’s policy is to record a liability for the expected cost of warranty-related claims at the time of the sale.  The amount of warranty liability accrued reflects management’s best estimate of the expected future cost of honoring the Company’s obligations under the warranty plans.  The Company believes that the warranty accounting estimate is a “critical accounting estimate” because changes in the warranty provision can materially affect net income; the estimate requires management to forecast estimated product usage levels by customers; in the case of new models, components or technology may be different, resulting in higher levels of warranty claims experience than with existing, mature products; and certain warranty and other related claims involve matters of dispute that ultimately are resolved by negotiation, arbitration or litigation.  The estimate for warranty obligations is a critical accounting estimate for each of the Company’s operating segments.

Historically, the cost of fulfilling the Company’s warranty obligations has principally involved replacement parts, labor and sometimes travel for any field retrofit campaigns.  Over the past three fiscal years, the Company’s warranty cost as a percentage of sales has ranged from 0.85% of sales to 1.13% of sales.  Warranty costs tend to be higher shortly after new product introductions, especially those introductions involving new technologies, when field warranty campaigns may be necessary to correct or retrofit certain items.  Accordingly, the Company must make assumptions about the number and cost of anticipated field warranty campaigns.  The Company’s estimates are based on historical experience, the extent of pre-production testing, the number of units involved and the extent of new features/components included in new product models.

Each quarter, the Company reviews actual warranty claims experience to determine if there are any systemic defects that would require a field campaign.  Also, based upon historical experience, warranty provision rates on new product introductions are established at higher than standard rates to reflect increased expected warranty costs associated with any new product introduction.

At times, warranty issues can arise which are beyond the scope of the Company’s historical experience.  If the estimate of warranty costs in fiscal 2008 increased or decreased by 50 basis points, the Company’s accrued warranty costs, costs of sales and operating income would each change by $34.7 million or 39.3%, 0.6% and 5.6%, respectively.

Benefit Plans:  The pension benefit obligation and related pension income are calculated in accordance with SFAS No. 87, “Employer’s Accounting for Pensions”, and are impacted by certain actuarial assumptions, including the discount rate and the expected rate of return on plan assets.  These rates are evaluated on an annual basis considering such factors as market interest rates and historical asset performance. Actuarial valuations at September 30, 2008 used a weighted average discount rate of 6.00% and an expected rate of return on plan assets of 7.75%.  A 0.5% decrease in the discount rate would increase annual pension expense by $2.0 million.  A 0.5% decrease in the expected return on plan assets would increase the Company’s annual pension expense by $0.8 million.

The Company’s other postretirement benefits obligation and related expense are calculated in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and are impacted by certain actuarial assumptions, including health care trend rates. An increase of one percentage point in health care costs would increase the accumulated postretirement benefit obligation by $3.7 million and would increase the annual service and interest cost by $0.6 million.  A corresponding decrease of one percentage point would decrease the accumulated postretirement benefit by $3.3 million and decrease the annual service and interest cost by $0.5 million.

The Company’s benefit plan assumptions are determined by using a benchmark approach as well as currently available actuarial data.

Income Taxes:  The Company records deferred income tax assets and liabilities for differences between the book basis and tax basis of the related net assets. The Company records a valuation allowance, when appropriate, to adjust deferred tax asset balances to the amount management expects to realize. Management considers, as applicable, the amount of taxable income available in carryback years, future taxable income and potential tax planning strategies in assessing the need for a valuation allowance. The Company will require future taxable income in The Netherlands in order to fully realize the net deferred tax asset in that jurisdiction.  At September 30, 2008, the Company had established a valuation allowance to reserve for the net deferred tax asset related to all tax loss carryforwards in The Netherlands.

The Company records liabilities for uncertain income tax positions in accordance with FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.”  On October 1, 2007, the Company adopted FIN 48.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, disclosure and transition.  The evaluation of a tax position in accordance with FIN 48 is a two-step process.  The first step is recognition, where the Company evaluates whether an individual tax position has a likelihood of greater than 50% of being sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation processes.  For tax positions that are currently estimated to have a less than 50% likelihood of being sustained, zero tax benefit is recorded.  For tax positions that have met the recognition threshold in the first step, the Company performs the second step of measuring the benefit to be recorded.  The actual benefits ultimately realized may differ from the Company’s estimates.  In future periods, changes in facts, circumstances, and new information may require the Company to change the recognition and measurement estimates with regard to individual tax positions.  Changes in recognition and measurement estimates are recorded in results of operations and financial position in the period in which such changes occur.  As of September 30, 2008, the Company had liabilities for unrecognized tax benefits pertaining to uncertain tax positions totaling $48.8 million.

New Accounting Standards

Refer to Note 2 of the Notes to Consolidated Financial Statements for a discussion of the impact of new accounting standards on the Company’s consolidated financial statements.

Customers and Backlog

Sales to the U.S. government comprised approximately 30% of the Company’s net sales in fiscal 2008.  No other single customer accounted for more than 10% of the Company’s net sales for this period.  A substantial majority of the Company’s net sales are derived from customer orders prior to commencing production.

The Company’s backlog as of September 30, 2008 decreased 26.2% to $2,283.2 million compared to $3,095.5 million at September 30, 2007.  The access equipment segment backlog decreased 61.4% to $330.0 million at September 30, 2008 compared to $854.1 million at September 30, 2007 as a result of weakening markets in Europe and a weaker U.S. economy in addition to the timing of orders that were placed in the prior year when there were capacity constraints in the industry.  The defense segment backlog decreased 22.9% to $1,199.2 million at September 30, 2008 compared to $1,554.8 million at September 30, 2007.  The Company did not complete negotiations of its current FHTV contract with the DoD until

October 31, 2008, which negatively impacted the timing of orders from the DoD.  Fire & emergency segment backlog increased 9.6% to $633.2 million at September 30, 2008 compared to $577.5 million at September 30, 2007 due to strong order volume for domestic fire apparatus.  Commercial segment backlog at September 30, 2008 increased 10.6% to $120.8 million compared to $109.1 million at September 30, 2007.  Unit backlog for refuse collection vehicles was up 105.7% compared to September 30, 2007 as customers continued to update their fleets.  Unit backlogs for front-discharge and rear-discharge concrete mixers were down 38.2% and 18.4%, respectively, compared to September 30, 2007 on continued weak construction markets in the U.S.  Approximately 2.7% of the Company’s September 30, 2008 backlog is not expected to be filled in fiscal 2009.

Reported backlog excludes purchase options and announced orders for which definitive contracts have not been executed.  Additionally, backlog excludes unfunded portions of the FHTV, MTVR, ID/IQ and LVSR contracts.  Backlog information and comparisons thereof as of different dates may not be accurate indicators of future sales or the ratio of the Company’s future sales to the DoD versus its sales to other customers.

Financial Market Risk

The Company is exposed to market risk from changes in interest rates, certain commodity prices and foreign currency exchange rates.  To reduce the risk from changes in foreign currency exchange and interest rates, the Company selectively uses financial instruments.  All hedging transactions are authorized and executed pursuant to clearly defined policies and procedures, which strictly prohibit the use of financial instruments for speculative purposes.

Interest Rate Risk

The Company’s earnings exposure related to adverse movements in interest rates is primarily derived from outstanding floating rate debt instruments that are indexed to short-term market interest rates.  The Company, as needed, uses interest rate swaps to modify its exposure to interest rate movements.  In January 2007, the Company entered into an interest rate swap to reduce the risk of interest rate changes associated with the Company’s variable rate debt issued to finance the acquisition of JLG.  The swap effectively fixes the variable portion of the interest rate on debt in the amount of the notional amount of the swap at 5.105% plus the applicable spread based on the terms of the Credit Agreement.  The notional amount of the swap at September 30, 2008 was $2.0 billion and reduces in varying amounts annually each December until its termination on December 6, 2011.  Under the terms of the swap agreement, the notional amount of the swap will decline to $1.25 billion in December 2008.

The portion of the Company’s interest expense not effectively fixed in the interest rate swap remains sensitive to changes in the interest rates in the U.S. and off-shore markets.  In this regard, changes in U.S. and off-shore interest rates affect interest payable on the Company’s borrowings under its Credit Agreement.  A 100 basis point increase or decrease in the average cost of the Company’s variable rate debt, including outstanding swaps, would result in a change in forecasted fiscal 2009 pre-tax interest expense of approximately $13.7 million.  These amounts are determined on an annual basis by considering the impact of the hypothetical interest rates on average forecasted borrowings during fiscal 2009, after consideration of the interest rate swap, but do not consider the effects of the reduced level of overall economic activity that could exist in such an environment.

	Expected maturity date
	September 30,							Fair
	2009	2010	2011	2012	2013	Thereafter	Total	Value
Liabilities
Long-term debt
Variable rate ($US)	$25.0	$50.0	$50.0	$262.5	$—	$2,314.0	$2,701.5	$2,337.1
Average interest rate	4.5800%	4.9291%	5.6738%	5.9391%	—	6.3500%	6.2549%

Interest Rate Derivatives
Interest rate swaps:
Variable to fixed ($US)	$26.7	$14.1	$3.2	$0.4	$—	$—	$44.4	$44.4
Average pay rate	5.1050%	5.1050%	5.1050%	5.1050%	—	—	5.1050%
Average receive rate	3.0423%	3.4291%	4.1738%	4.4391%	—	—	3.3514%

Commodity Price Risk

The Company is a purchaser of certain commodities, including steel, aluminum and composites.  In addition, the Company is a purchaser of components and parts containing various commodities, including steel, aluminum, rubber and others which are integrated into the Company’s end products.  The Company generally buys these commodities and components based upon market prices that are established with the vendor as part of the purchase process.  The Company does not use commodity financial instruments to hedge commodity prices.

The Company generally obtains firm quotations from its suppliers for a significant portion of its orders under firm, fixed-price contracts in its defense segment.  In the Company’s access equipment, fire & emergency and commercial segments, the Company generally attempts to obtain firm pricing from most of its suppliers, consistent with backlog requirements and/or forecasted annual sales.  To the extent that commodity prices increase and the Company does not have firm pricing from its suppliers, or its suppliers are not able to honor such prices, then the Company may experience margin declines to the extent it is not able to increase selling prices of its products.

Foreign Currency Risk

The Company’s operations consist of manufacturing in the U.S., Belgium, Canada, Italy, France, Australia, Germany and Romania and sales and limited vehicle body mounting activities on six continents.  International sales were approximately 28% of overall net sales in fiscal 2008, including approximately 18% that involved export sales from the U.S.  The majority of export sales in fiscal 2008 were denominated in U.S. dollars.  As a result of the manufacture and sale of the Company’s products in foreign markets, the Company’s earnings are affected by fluctuations in the value of the U.S. dollar, as compared to foreign currencies in which certain of the Company’s transactions in foreign markets are denominated.  The Company’s operating results are principally exposed to changes in exchange rates between the U.S. dollar and the European currencies, primarily the euro and the U.K. pound sterling, changes between the U.S. dollar and the Australian dollar and changes between the U.S. dollar and the Brazilian real.  Through the Company’s foreign currency hedging activities, the Company seeks to minimize the risk that cash flows resulting from the sales of the Company’s products will be affected by changes in exchange rates.

The Company enters into certain forward foreign currency exchange contracts to mitigate the Company’s foreign currency exchange risk.  These contracts qualify as derivative instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”; however, the Company has not designated all of these instruments as hedge transactions under SFAS No. 133.  Accordingly, the mark-to-market impact of these derivatives is recorded each period to current earnings along with the offsetting foreign currency transaction gain/loss recognized on the related balance sheet exposure.  At September 30, 2008, the Company was managing $358.7 million (notional) of foreign currency contracts, all of which were not designated as accounting hedges and all of which settle within 60 days.

The following table quantifies outstanding forward foreign exchange contracts intended to hedge non-U.S. dollar denominated cash, receivables and payables and the corresponding impact on the value of these instruments assuming a 10% appreciation/depreciation of the U.S. dollar relative to all other currencies on September 30, 2008 (in millions):

				Foreign Exchange
				Gain/(Loss) From:
	Notional Amount	Average Contractual Exchange Rate	Fair Value	10% Appreciation of U.S. Dollar	10% Depreciation of U.S. Dollar
Sell Euro / Buy USD	$211.1	1.4655	$1.9	$14.9	$(14.9)
Sell AUD / Buy USD	9.9	0.8283	0.3	0.9	(0.9)
Sell USD / Buy GBP	8.4	1.8372	(0.1)	(0.8)	0.8
Sell RON / Buy USD	11.6	0.3920	(0.4)	1.2	(1.2)
Sell GBP / Buy Euro	46.8	1.2569	0.1	—	—
Sell PLN / Buy Euro	8.2	0.2963	0.1	—	—
Sell RON / Buy Euro	59.9	0.2731	(2.1)	—	—
Sell DKK / Buy SEK	2.8	0.7647	—	—	—

As previously noted, the Company’s policy prohibits the trading of financial instruments for speculative purposes or the use of leveraged instruments.  It is important to note that gains and losses indicated in the sensitivity analysis would be offset by gains and losses on the underlying receivables and payables.

ITEM 8.          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Oshkosh Corporation

Oshkosh, Wisconsin

We have audited the accompanying consolidated balance sheets of Oshkosh Corporation and subsidiaries (the “Company”) as of September 30, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended September 30, 2008.  Our audits also included the financial statement schedule at Exhibit 99.1.  These financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements presents fairly, in all material respects, the financial position of the Company at September 30, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2008, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As described in Note 2 to the Consolidated Financial Statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes an interpretation of Financial Accounting Standards Statement No. 109, on October 1, 2007, and Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Plans, on September 30, 2007.

/S/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

November 11, 2008 (August 3, 2009 as to the effects of the reclassification of the Geesink business as a discontinued operation as described in Note 1 and Note 22)

OSHKOSH CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share amounts)

	Fiscal Year Ended September 30,
	2008	2007	2006

Net sales	$6,936.4	$6,139.3	$3,233.4
Cost of sales	5,758.1	5,052.8	2,655.5
Gross income	1,178.3	1,086.5	577.9

Operating expenses:
Selling, general and administrative	493.5	411.9	247.4
Amortization of purchased intangibles	68.8	65.5	8.0
Intangible assets impairment charges	1.0	—	—
Total operating expenses	563.3	477.4	255.4

Operating income	615.0	609.1	322.5

Other income (expense):
Interest expense	(212.1)	(200.8)	(7.3)
Interest income	7.1	6.2	6.5
Miscellaneous, net	(9.3)	0.9	(0.3)
	(214.3)	(193.7)	(1.1)

Income from continuing operations before income taxes, equity in earnings of unconsolidated affiliates and minority interest, net	400.7	415.4	321.4
Provision for income taxes	120.8	137.7	118.8

Income from continuing operations before equity in earnings of unconsolidated affiliates and minority interest, net	279.9	277.7	202.6

Equity in earnings of unconsolidated affiliates, net of income taxes of $2.7, $3.1 and $1.4	6.3	7.3	2.3
Minority interest, net of income taxes of $0.1, $0.1 and $(0.2)	0.7	0.3	(0.5)
Income from continuing operations	286.9	285.3	204.4

(Loss) income from discontinued operations, net of tax	(207.6)	(17.2)	1.1

Net income	$79.3	$268.1	$205.5

Earnings (loss) per share-basic:
From continuing operations	$3.88	$3.88	$2.79
From discontinued operations	(2.81)	(0.24)	0.02
	$1.07	$3.64	$2.81
Earnings (loss) per share-diluted:
From continuing operations	$3.83	$3.81	$2.75
From discontinued operations	(2.77)	(0.23)	0.01
	$1.06	$3.58	$2.76

The accompanying notes are an integral part of these financial statements

OSHKOSH CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

	September 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$88.2	$75.2
Receivables, net	997.8	1,076.2
Inventories, net	941.6	909.5
Deferred income taxes	66.6	77.5
Other current assets	58.2	56.5
Total current assets	2,152.4	2,194.9
Investment in unconsolidated affiliates	38.1	35.1
Property, plant and equipment, net	453.3	429.6
Goodwill	2,274.1	2,435.4
Purchased intangible assets, net	1,059.9	1,162.1
Other long-term assets	103.7	142.7
Total assets	$6,081.5	$6,399.8

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$93.5	$81.5
Accounts payable	639.9	628.1
Customer advances	296.8	338.0
Payroll-related obligations	104.8	105.0
Income taxes payable	11.1	64.0
Accrued warranty	88.3	88.2
Other current liabilities	228.8	243.2
Total current liabilities	1,463.2	1,548.0
Long-term debt, less current maturities	2,680.5	2,975.6
Deferred income taxes	308.9	340.1
Other long-term liabilities	237.0	138.7
Commitments and contingencies
Minority interest	3.3	3.8
Shareholders’ equity:
Preferred stock ($.01 par value; 2,000,000 shares authorized; none issued and outstanding)	—	—
Common Stock ($.01 par value; 300,000,000 shares authorized; 74,545,337 and 74,235,751 issued, respectively)	0.7	0.7
Additional paid-in capital	250.7	229.2
Retained earnings	1,082.9	1,036.3
Accumulated other comprehensive income	55.7	129.0
Common Stock in treasury, at cost (116,499 and 28,073 shares, respectively)	(1.4)	(1.6)
Total shareholders’ equity	1,388.6	1,393.6
Total liabilities and shareholders’ equity	$6,081.5	$6,399.8

The accompanying notes are an integral part of these financial statements

OSHKOSH CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In millions, except per share amounts)

				Accumulated	Unearned	Common
		Additional		Other	Compensation	Stock in
	Common	Paid-In	Retained	Comprehensive	on Restricted	Treasury	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Stock	at Cost	Income
Balance at September 30, 2005	$0.7	$192.2	$619.3	$12.6	$(6.1)	$—
Comprehensive income:
Net income	—	—	205.5	—	—	—	$205.5
Change in fair value of derivative instruments, net of tax $1.2	—	—	—	(2.1)	—	—	(2.1)
Losses reclassified into earnings from other comprehensive income, net of tax of $5.2	—	—	—	8.8	—	—	8.8
Minimum pension liability adjustment, net of tax $18.1	—	—	—	28.7	—	—	28.7
Currency translation adjustments	—	—	—	11.2	—	—	11.2
Total comprehensive income							$252.1
Cash dividends ($0.3675 per share)	—	—	(27.0)	—	—	—
Exercise of stock options	—	3.4	—	—	—	—
Tax benefit related to stock-based compensation	—	4.6	—	—	—	—
Repurchase of Common Stock	—	—	—	—	—	(1.0)
Stock-based compensation and award of nonvested shares	—	11.1	—	—	—	—
Reclassification of unearned compensation to additional paid-in capital upon the adoption of Financial Accounting Standards No. 123(R) - See Note 2	—	(6.1)	—	—	6.1	—
Balance at September 30, 2006	0.7	205.2	797.8	59.2	—	(1.0)
Comprehensive income:
Net income	—	—	268.1	—	—	—	$268.1
Change in fair value of derivative instruments, net of tax $7.0	—	—	—	(12.0)	—	—	(12.0)
Losses reclassified into earnings from other comprehensive income, net of tax of $3.3	—	—	—	5.7	—	—	5.7
Minimum pension liability adjustment, net of tax $4.9	—	—	—	(7.9)	—	—	(7.9)
Currency translation adjustments	—	—	—	110.2	—	—	110.2
Total comprehensive income							$364.1
Cash dividends ($0.4000 per share)	—	—	(29.6)	—	—	—
Exercise of stock options	—	5.5	—	—	—	1.0
Tax benefit related to stock-based compensation	—	6.8	—	—	—	—
Repurchase of Common Stock	—	—	—	—	—	(1.6)
Stock-based compensation and award of nonvested shares	—	11.7	—	—	—	—
Adjustment to initially adopt Financial Accounting Standards No. 158 - See Note 2	—	—	—	(26.2)	—	—
Balance at September 30, 2007	0.7	229.2	1,036.3	129.0	—	(1.6)
Comprehensive income:
Net income	—	—	79.3	—	—	—	$79.3
Change in fair value of derivative instruments, net of tax $19.2	—	—	—	(29.9)	—	—	(29.9)
Losses reclassified into earnings from other comprehensive income, net of tax of $9.1	—	—	—	14.6	—	—	14.6
Minimum pension liability adjustment, net of tax $11.1	—	—	—	(17.4)	—	—	(17.4)
Currency translation adjustments	—	—	—	(40.6)	—	—	(40.6)
Total comprehensive income							$6.0
Cash dividends ($0.4000 per share)	—	—	(29.8)	—	—	—
Exercise of stock options	—	2.9	—	—	—	1.6
Tax benefit related to stock-based compensation	—	3.6	—	—	—	—
Repurchase of Common Stock	—	—	—	—	—	(1.4)
Stock-based compensation and award of nonvested shares	—	15.0	—	—	—	—
Adjustment to initially adopt Financial Accounting Standards Interpretation No. 48 - See Note 18	—	—	(2.9)	—	—	—
Balance at September 30, 2008	$0.7	$250.7	$1,082.9	$55.7	$—	$(1.4)

The accompanying notes are an integral part of these financial statements

OSHKOSH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Fiscal Year Ended September 30,
	2008	2007	2006
Operating activities:
Net income	$79.3	$268.1	$205.5
Intangible assets impairment charges	175.2	—	—
Depreciation and amortization	152.9	129.0	37.5
Stock-based compensation expense	15.0	11.7	11.1
Deferred income taxes	(10.4)	13.6	(19.6)
Equity in earnings of unconsolidated affiliates	(4.0)	(6.7)	(0.6)
Minority interest	(0.7)	(0.4)	0.7
(Gain) loss on sales of assets	(1.3)	(1.4)	0.1
Foreign currency transaction losses (gains)	5.7	(9.4)	(0.8)
Changes in operating assets and liabilities:
Receivables, net	65.6	(408.9)	(8.8)
Inventories, net	(38.7)	116.0	(48.9)
Other current assets	(8.8)	42.9	—
Accounts payable	15.6	137.8	(8.3)
Customer advances	(41.3)	70.5	(44.4)
Income taxes	(22.1)	34.7	1.6
Other current liabilities	(29.2)	31.6	32.3
Other long-term assets and liabilities	37.6	(23.1)	20.0
Net cash provided by operating activities	390.4	406.0	177.4

Investing activities:
Acquisitions of businesses, net of cash acquired	—	(3,140.5)	(272.8)
Additions to property, plant and equipment	(75.8)	(83.0)	(56.0)
Additions to equipment held for rental	(42.5)	(19.0)	—
Proceeds from sale of property, plant and equipment	4.0	3.4	0.8
Proceeds from sale of equipment held for rental	13.0	11.2	—
Distribution of capital from unconsolidated affiliates	0.9	0.7	1.6
Decrease (increase) in other long-term assets	0.2	0.6	(0.9)
Net cash used by investing activities	(100.2)	(3,226.6)	(327.3)

Financing activities:
Proceeds from issuance of long-term debt	—	3,100.0	—
Debt issuance costs	—	(34.9)	—
Repayment of long-term debt	(304.7)	(96.8)	(0.6)
Net borrowings (repayments) under revolving credit facility	54.7	(79.9)	64.4
Proceeds from exercise of stock options	4.5	6.5	3.4
Purchase of Common Stock	(1.4)	(1.6)	(1.0)
Excess tax benefits from stock-based compensation	3.1	6.0	4.1
Dividends paid	(29.8)	(29.6)	(27.1)
Net cash (used) provided by financing activities	(273.6)	2,869.7	43.2

Effect of exchange rate changes on cash	(3.6)	4.1	1.2
Increase (decrease) in cash and cash equivalents	13.0	53.2	(105.5)
Cash and cash equivalents at beginning of year	75.2	22.0	127.5
Cash and cash equivalents at end of year	$88.2	$75.2	$22.0

Supplemental disclosures:
Cash paid for interest	$211.2	$179.4	$6.9
Cash paid for income taxes	138.2	82.3	136.0

The accompanying notes are an integral part of these financial statements

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.              Nature of Operations

Oshkosh Corporation and its subsidiaries (the “Company”), are leading manufacturers of a wide variety of specialty vehicles and vehicle bodies predominately for the North American and European markets.  “Oshkosh” refers to Oshkosh Corporation, not including its subsidiaries.  The Company sells its products into four principal vehicle markets — access equipment, defense, fire & emergency and commercial.  The access equipment business is conducted through its wholly-owned subsidiary, JLG Industries, Inc. and its wholly-owned subsidiaries (“JLG”).  JLG holds, along with an unaffiliated third-party, a 50% interest in a joint venture in The Netherlands, RiRent Europe, B.V. (“RiRent”).  The defense business is conducted through the operations of Oshkosh.  The Company’s fire & emergency business is principally conducted through its wholly-owned subsidiaries Pierce Manufacturing Inc. (“Pierce”), the airport products division of Oshkosh, JerrDan Corporation (“JerrDan”), Kewaunee Fabrications, LLC (“Kewaunee”), Medtec Ambulance Corporation (“Medtec”), Oshkosh Specialty Vehicles, Inc., AK Specialty Vehicles B.V. and Frontline Holdings, Inc. (together “OSV”) and the Company’s 75%-owned subsidiary BAI Brescia Antincendi International S.r.l. and its wholly-owned subsidiary (“BAI”).  The Company’s commercial business is principally conducted through its wholly-owned subsidiaries, McNeilus Companies, Inc. (“McNeilus”), Concrete Equipment Company, Inc. and its wholly-owned subsidiary (“CON-E-CO”), London Machinery Inc. and its wholly-owned subsidiary (“London”), Iowa Mold Tooling Co, Inc. and its wholly-owned subsidiary (“IMT”) and the commercial division of Oshkosh.  McNeilus is one of two general partners in Oshkosh/McNeilus Financial Services Partnership (“OMFSP”), which provides lease financing to the Company’s commercial customers.  McNeilus owns a 49% interest in Mezcladores Trailers de Mexico, S.A. de C.V. (“Mezcladores”), which manufactures and markets concrete mixers, concrete batch plants and refuse collection vehicles in Mexico.

In April 2009, the Company entered into an agreement to sell its ownership in Geesink Group B.V., Geesink Norba Limited and Norba A. B. (collectively, “Geesink”).  On July 1, 2009, the Company completed the sale of Geesink.  Geesink, a European refuse collection vehicle manufacturer, was included in the Company’s commercial operating segment.  The historical results of operations of these businesses are included in “Loss from discontinued operations, net of tax,” in the Consolidated Statements of Income.  In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has not reclassified the assets and liabilites of Geesink as of September 30, 2008 and 2007 in the Consolidated Balance Sheets. See Note 22 of the Notes to Consolidated Financial Statements for further information regarding the sale of Geesink.

2.              Summary of Significant Accounting Policies

Principles of Consolidation and Presentation — The consolidated financial statements include the accounts of Oshkosh and all of its majority-owned or controlled subsidiaries and are prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”).  All significant intercompany accounts and transactions have been eliminated in consolidation.  The 25% historical book value of BAI at the date of acquisition and 25% of subsequent operating results related to that portion of BAI not owned by the Company have been reflected as minority interest on the Company’s consolidated balance sheets and consolidated statements of income, respectively.  The Company accounts for its 50% voting interest in OMFSP and RiRent and its 49% interest in Mezcladores under the equity method.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition — The Company recognizes revenue on equipment and parts sales when contract terms are met, collectability is reasonably assured and a product is shipped or risk of ownership has been transferred to and accepted by the customer.  Revenue from service agreements is recognized as earned when services have been rendered.  Appropriate provisions are made for discounts, returns and sales allowances.  Sales are recorded net of amounts invoiced for taxes imposed on the customer such as excise or value-added taxes.

Sales to the U.S. government of non-commercial products manufactured to the government’s specifications are recognized using the units-of-delivery measure under the percentage-of-completion accounting method as units are delivered and accepted by the government.  The Company includes amounts representing contract change orders, claims or other items in sales only when they can be reliably estimated and realization is probable.  Changes in estimates for revenues, costs to complete and profit margins are recognized as cumulative life-to-date adjustments in the periods in which they are reasonably

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

determinable.  The Company charges anticipated losses on contracts or programs in progress to earnings when identified.  Bid and proposal costs are expensed as incurred.

Shipping and Handling Fees and Costs - Revenue received from shipping and handling fees is reflected in net sales.  Shipping and handling fee revenue was not significant for all periods presented.  Shipping and handling costs are included in cost of sales.

Warranty — Provisions for estimated warranty and other related costs are recorded in cost of sales at the time of sale and are periodically adjusted to reflect actual experience.  The amount of warranty liability accrued reflects management’s best estimate of the expected future cost of honoring Company obligations under the warranty plans.  Historically, the cost of fulfilling the Company’s warranty obligations has principally involved replacement parts, labor and sometimes travel for any field retrofit campaigns.  The Company’s estimates are based on historical experience, the extent of pre-production testing, the number of units involved and the extent of features/components included in product models. Also, each quarter, the Company reviews actual warranty claims experience to determine if there are systemic defects that would require a field campaign.

Research and Development and Similar Costs — Except for customer sponsored research and development costs incurred pursuant to contracts, research and development costs are expensed as incurred and included as part of cost of sales.  Research and development costs from continuing operations charged to expense amounted to $90.1 million, $73.5 million and $40.6 million during fiscal 2008, 2007 and 2006, respectively.  Customer sponsored research and development costs incurred pursuant to contracts are accounted for as contract costs.

Advertising — Advertising costs from continuing operations are included in selling, general and administrative expense and are expensed as incurred.  These expenses totaled $21.9 million, $16.5 million and $4.7 million in fiscal 2008, 2007 and 2006, respectively.

Environmental Remediation Costs — The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable.  The liabilities are developed based on currently available information and reflect the participation of other potentially responsible parties, depending on the parties’ financial condition and probable contribution.  The accruals are recorded at undiscounted amounts and are reflected as liabilities on the accompanying consolidated balance sheets.  Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.  The accruals are adjusted as further information develops or circumstances change.

Stock-Based Compensation — The Company recognizes stock-based compensation using the fair value provisions prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment.”  Accordingly, compensation costs for stock options, long-term incentive awards and restricted stock is calculated based on the fair value of the instrument at the time of grant and is recognized as expense over the vesting period of the stock-based instrument.  See Note 15 of the Notes to Consolidated Financial Statements for information regarding the Company’s stock-based incentive plan, options outstanding and options exercisable.

Income Taxes — Deferred income taxes are provided to recognize temporary differences between the financial reporting basis and the income tax basis of the Company’s assets and liabilities using currently enacted tax rates and laws.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

The Company records liabilities for uncertain income tax positions in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.  Effective October 1, 2007, the Company adopted FIN 48.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, disclosure and transition.  The evaluation of a tax position in accordance with FIN 48 is a two-step process.  The first step is recognition,

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

where the Company evaluates whether an individual tax position has a likelihood of greater than 50% of being sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation processes.  For tax positions that are currently estimated to have a less than 50% likelihood of being sustained, zero tax benefit is recorded.  For tax positions that have met the recognition threshold in the first step, the Company performs the second step of measuring the benefit to be recorded.  The actual benefits ultimately realized may differ from the Company’s estimates.  In future periods, changes in facts and circumstances and new information may require the Company to change the recognition and measurement estimates with regard to individual tax positions.  Changes in recognition and measurement estimates are recorded in results of operations and financial position in the period in which such changes occur.  Upon adoption of FIN 48, the Company recognized a $2.9 million charge to retained earnings and the reclassification of $30.0 million in liabilities related to uncertain tax positions in the Company’s Consolidated Balance Sheet from income taxes payable to other long-term assets ($6.2 million) and long-term liabilities ($36.2 million).  See Note 18 of the Notes to Consolidated Financial Statements for additional information regarding the effect of adoption of FIN 48.

Income taxes are provided on financial statement earnings of non-U.S. subsidiaries expected to be repatriated.  The Company determines annually the amount of undistributed non-U.S. earnings to invest indefinitely in its non-U.S. operations.  As a result of anticipated cash requirements in the foreign subsidiaries, the Company currently believes that all future earnings of non-U.S. subsidiaries will be reinvested indefinitely to finance foreign activities.  Accordingly, no deferred income taxes have been provided for the repatriation of those earnings.

Fair Value of Financial Instruments — Based on Company estimates, the carrying amounts of cash equivalents, receivables, accounts payable and accrued liabilities approximated fair value as of September 30, 2008 and 2007.

Cash and Cash Equivalents — The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.  Cash equivalents at September 30, 2008 consisted principally of money market instruments.

Receivables — Receivables consist of amounts billed and currently due from customers and unbilled costs and accrued profits related to revenues on long-term contracts that have been recognized for accounting purposes but not yet billed to customers.  The Company extends credit to customers in the normal course of business and maintains an allowance for estimated losses resulting from the inability or unwillingness of customers to make required payments.   The accrual for estimated losses is based on its historical experience, existing economic conditions and any specific customer collection issues the Company has identified.

Concentration of Credit Risk — Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents, trade accounts receivable, OMFSP lease receivables and guarantees of certain customers’ obligations under deferred payment contracts and lease purchase agreements.

The Company maintains cash and cash equivalents, and other financial instruments, with various major financial institutions.  The Company performs periodic evaluations of the relative credit standing of these financial institutions and limits the amount of credit exposure with any institution.

Concentration of credit risk with respect to trade accounts and leases receivable is limited due to the large number of customers and their dispersion across many geographic areas.  However, a significant amount of trade and lease receivables are with the U.S. government, with rental companies globally, with companies in the ready-mix concrete industry, with municipalities and with several large waste haulers in the United States.  The Company continues to monitor credit risk associated with its trade receivables, especially during the global economic downturn which is expected to continue in fiscal 2009.

Inventories — Inventories are stated at the lower of cost or market.  Cost has been determined using the last-in, first-out (“LIFO”) method for 68.9% of the Company’s inventories at September 30, 2008 and 72.5% at September 30, 2007.  For the remaining inventories, cost has been determined using the first-in, first-out (“FIFO”) method.

Performance-Based Payments — The Company’s contracts with the U.S. Department of Defense (“DoD”) to deliver heavy-payload tactical vehicles (Family of Heavy Tactical Vehicles and Logistic Vehicle System Replacement) and medium-payload tactical vehicles (Medium Tactical Vehicle Replacement), as well as certain other defense-related contracts, include requirements for “performance-based payments”.  The performance-based payment provisions in the contracts require the

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DoD to pay the Company based on the completion of certain pre-determined events in connection with the production under these contracts.  Performance-based payments received are first applied to reduce outstanding receivables for units accepted in accordance with contractual terms, with any remaining amount recorded as an offset to inventory to the extent of related inventory on hand.  Amounts received in excess of receivables and inventories are included in liabilities as customer advances.

Property, Plant and Equipment — Property, plant and equipment are recorded at cost.  Depreciation is provided over the estimated useful lives of the respective assets using accelerated and straight-line methods.  The estimated useful lives range from 10 to 50 years for buildings and improvements, from 4 to 25 years for machinery and equipment and from 3 to 10 years for capitalized software and related costs.  The Company capitalizes interest on borrowings during the active construction period of major capital projects.  Capitalized interest is immaterial for all periods presented.  All capitalized interest has been added to the cost of the underlying assets and is amortized over the useful lives of the assets.

Goodwill — Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired.  Goodwill is not amortized; however, it is assessed for impairment at least annually and as triggering events or “indicators of potential impairment” occur.  The Company performs its annual impairment test in the fourth quarter of its fiscal year.  The Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates.  Estimated cash flows and related goodwill are grouped at the reporting unit level.  A reporting unit is an operating segment or under certain circumstances, a component of an operating segment that constitutes a business.  When estimated future discounted cash flows are less than the carrying value of the net assets and related goodwill, an impairment test is performed to measure and recognize the amount of the impairment loss, if any.  Impairment losses, limited to the carrying value of goodwill, represent the excess of the carrying amount of a reporting unit’s goodwill over the implied fair value of that goodwill.

In evaluating the recoverability of goodwill, it is necessary to estimate the fair value of the reporting units.  The Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates.  In determining the estimated future cash flows, the Company considers current and projected future levels of income as well as business trends, prospects and market and economic conditions.  Rates used to discount estimated cash flows correspond to the Company’s cost of capital, adjusted for risk where appropriate, and are dependent upon interest rates at a point in time.  There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment.  It is possible that assumptions underlying the impairment analysis will change in such a manner that impairment in value may occur in the future.

Impairment of Long-Lived Assets — Property, plant and equipment and other purchased intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets.  Such analyses necessarily involve significant judgment.

Floor Plan Notes Payable — Floor plan notes payable represent liabilities related to the purchase of commercial vehicle chassis upon which the Company mounts its manufactured vehicle bodies.  Floor plan notes payable are non-interest bearing for terms ranging up to 120 days and must be repaid upon the sale of the vehicle to a customer.  The Company’s practice is to repay all floor plan notes for which the non-interest bearing period has expired without sale of the vehicle to a customer.

Customer Advances — Customer advances include amounts received in advance of the completion of fire & emergency and commercial vehicles.  Most of these advances bear interest at variable rates approximating the prime rate.  Advances also include any performance-based payments received from the DoD in excess of the value of related inventory.  Advances from the DoD are non-interest bearing.  See preceding discussion on performance-based payments.

Accumulated Other Comprehensive Income — Comprehensive income is a more inclusive financial reporting method that includes disclosure of financial information that historically has not been recognized in the calculation of net income.  The Company has chosen to report Comprehensive Income and Accumulated Other Comprehensive Income (Loss) which encompasses net income, cumulative translation adjustments, unrealized gains (losses) on derivatives and minimum pension liability adjustments in the Consolidated Statements of Shareholders’ Equity.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of Accumulated Other Comprehensive Income (Loss) are as follows (in millions):

		Minimum		Accumulated
	Cumulative	Pension		Other
	Translation	Liability	Gains (Losses)	Comprehensive
	Adjustments	Adjustments	on Derivatives	Income (Loss)

Balance at September 30, 2005	$54.7	$(29.7)	$(12.4)	$12.6
Fiscal year change	11.2	28.7	6.7	46.6
Balance at September 30, 2006	65.9	(1.0)	(5.7)	59.2
Fiscal year change	110.2	(34.1)	(6.3)	69.8
Balance at September 30, 2007	176.1	(35.1)	(12.0)	129.0
Fiscal year change	(40.6)	(17.4)	(15.3)	(73.3)
Balance at September 30, 2008	$135.5	$(52.5)	$(27.3)	$55.7

Foreign Currency Translation — All balance sheet accounts have been translated into U.S. dollars using the exchange rates in effect at the balance sheet date.  Income statement amounts have been translated using the average exchange rate during the period in which the transactions occurred.  Resulting translation adjustments are included in “Accumulated Other Comprehensive Income (Loss).”  Foreign currency transactions gains or losses from continuing operations are included in “Miscellaneous, net” in the Consolidated Statements of Income.  The Company recorded net foreign currency transaction gains (losses) of $(9.3) million and $2.1 million in fiscal 2008 and 2007, respectively.

Derivative Financial Instruments — The Company recognizes all derivative financial instruments, such as foreign exchange contracts, in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument.  Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders’ equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or cash flow hedge.  Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair values of the hedged items that relate to the hedged risks.  Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income, net of deferred taxes.  Changes in fair value of derivatives not qualifying as hedges are reported in income.  Cash flows from derivatives that are accounted for as cash flow or fair value hedges are included in the Consolidated Statements of Cash Flows in the same category as the item being hedged.

Recent Accounting Pronouncements — In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 clarifies the definition of exchange price as the price between market participants in an orderly transaction to sell an asset or transfer a liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability.  The Company will be required to adopt SFAS No. 157 as of October 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 on the Company’s financial condition, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits entities to choose to measure many financial instruments and certain other items at fair value.  The Company will be required to adopt SFAS No. 159 as of October 1, 2008.  The Company has not yet determined whether it will elect to measure any of its financial assets and financial liabilities at fair value as permitted by SFAS No. 159.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” which requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, at their fair values as of that date.  Acquisition-related transaction and restructuring costs will be expensed rather than treated as acquisition costs and included in the amount recorded for assets acquired.  SFAS No 141R will be effective for the Company on a prospective basis for all business combinations for which the acquisition date is on or after October 1, 2009, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies.  SFAS No. 141R amends SFAS No. 109, “Accounting for Income Taxes,” such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that close prior to the

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

effective date of SFAS No. 141R would also apply the provision of SFAS No 141R.  The Company is currently evaluating the impact of SFAS No. 141R on the Company’s financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51,” which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  The Company will be required to adopt SFAS No. 160 as of October 1, 2009.  The Company is currently evaluating the impact of SFAS No. 160 on the Company’s financial condition, results of operations and cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133,” which enhances disclosures of derivative instruments, including those used in hedging activities.  The Company will be required to adopt SFAS No. 161 as of January 1, 2009.  The adoption of SFAS No. 161 will not have a material impact on the Company’s financial condition, results of operations or cash flows.

3.              Acquisitions

Fiscal 2007 Acquisition

On December 6, 2006, the Company acquired for cash all of the outstanding shares of JLG, a leading global manufacturer of aerial work platforms and telehandlers.  The total purchase price for JLG was $3.14 billion, net of cash acquired of $176.4 million and including transaction costs of $30.3 million and retirement of debt of $224.4 million.  The Company financed the acquisition of JLG and the retirement of $79.6 million of debt outstanding under an existing credit facility with proceeds from a new $3.65 billion senior secured credit facility (see Note 11 of the Notes to Consolidated Financial Statements).  JLG results of operations have been included in the Company’s consolidated financial statements since the date of acquisition.  JLG forms the Company’s access equipment segment.

The acquisition of JLG enabled the Company to: diversify its product offerings and markets served to complement its defense business; balance the economic and geopolitical cycles faced by the Company; expand the Company’s global reach to better compete in its existing markets; and increase scale in procurement and other functions.

The following table summarizes the fair values of the JLG assets acquired and liabilities assumed at the date of acquisition (in millions):

Assets Acquired:
Current assets, excluding cash of $176.4	$854.4
Property, plant and equipment	159.0
Goodwill	1,819.9
Purchased intangible assets	970.6
Other long-term assets	85.9
Total assets acquired	3,889.8

Liabilities Assumed:
Current liabilities	395.2
Long-term liabilities	356.4
Total liabilities assumed	751.6
Net assets acquired	$3,138.2

In conjunction with the JLG acquisition, the Company recorded goodwill of $1.8 billion, the majority of which is not tax deductible, within the access equipment segment.  The Company recorded $608.7 million of intangible assets that are subject to amortization with useful lives of between one and 13 years, of which $512.2 million was assigned to customer relationships with an average useful life of 12 years.  The Company recorded $361.9 million of trademark intangibles that are not subject to amortization.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the acquisition of JLG, the Company recorded severance payments of $12.9 million associated with payments made to certain employees of the acquired business.  The estimated costs of these restructuring activities were recorded as costs of the acquisition and were provided for in accordance with Emerging Issues Task Force (“EITF’) Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.”

Pro Forma Information

The following unaudited pro forma financial information for fiscal 2007 assumes that the acquisition of JLG had been completed as of October 1, 2006 (in millions, except per share amounts; unaudited):

Net sales	$6,535.0
Net income	256.6
Earnings per share from continuing operations:
Basic	$3.73
Diluted	3.66
Earnings per share:
Basic	$3.49
Diluted	3.43

The pro forma information does not purport to be indicative of results that actually would have been achieved if the operations were combined during the periods presented and is not intended to be a projection of future results or trends.

4.              Receivables

Receivables consisted of the following (in millions):

	September 30,
	2008	2007
U.S. government
Amounts billed	$199.4	$133.0
Cost and profits not billed	6.1	13.3
	205.5	146.3
Other trade receivables	738.7	856.3
Finance receivables	26.4	36.1
Pledged finance receivables	3.9	10.4
Notes receivables	61.8	53.0
Other receivables	43.6	68.4
	1,079.9	1,170.5
Less allowance for doubtful accounts	(24.8)	(31.0)
	$1,055.1	$1,139.5

Current receivables	$997.8	$1,076.2
Long-term receivables	57.3	63.3
	$1,055.1	$1,139.5

During fiscal 2008, the Company finalized its purchase price allocation of the JLG acquired assets and assumed liabilities.  As a result of additional information obtained regarding the fair value of the acquired receivables, the Company reduced the reserve for allowance for doubtful accounts by $4.0 million.  The change in the reserve was recorded as a reduction of goodwill and had no effect on the Consolidated Statements of Income.

Costs and profits not billed generally will become billable upon the Company achieving certain contract milestones.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes receivable include refinancing of trade accounts and finance receivables.  As of September 30, 2008, approximately 89% of the notes receivable were due from two parties.  The Company routinely evaluates the creditworthiness of its customers and establishes reserves if required under the circumstances.  Certain notes receivable are collateralized by a security interest in the underlying assets and/or other assets owned by the debtor.  The Company may incur losses in excess of recorded reserves if the financial condition of its customers were to deteriorate or the full amount of any anticipated proceeds from the sale of the collateral supporting its customers’ financial obligations is not realized.

Finance receivables represent sales-type leases resulting from the sale of the Company’s products.  Finance receivables generally include a residual value component.  Residual values are determined based on the expectation that the underlying equipment will have a minimum fair market value at the end of the lease term.  This residual value accrues to the Company at the end of the lease.  The Company uses its experience and knowledge as an original equipment manufacturer and participant in end markets for the related products along with third-party studies to estimate residual values.  The Company monitors these values for impairment on a periodic basis and reflects any resulting reductions in value in current earnings.

Finance and pledged finance receivables consisted of the following (in millions):

	September 30,
	2008	2007
Finance receivables	$28.8	$34.7
Pledged finance receivables	3.9	10.4
	32.7	45.1
Estimated residual value	2.0	6.5
Less unearned income	(4.4)	(5.1)
Net finance and pledged finance receivables	30.3	46.5
Less allowance for doubtful accounts	(1.2)	(1.5)
	$29.1	$45.0

Pledged finance receivables result from the transfer of finance receivables to third parties in exchange for cash.  In compliance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” these transfers are accounted for as debt on the Consolidated Balance Sheets.  As of September 30, 2008, the Company’s maximum loss exposure associated with these transactions was $3.8 million.

The contractual maturities of the Company’s finance and pledged finance receivables at September 30, 2008 were as follows: 2009 - $11.8 million; 2010 - $5.7 million; 2011 - $6.5 million; 2012 - $4.4 million; 2013 - $1.7 million; and thereafter - $2.6 million.

Historically, finance and pledged finance receivables have been paid off prior to their contractual due dates, and as a result, the above amounts are not to be regarded as a forecast of future cash flows.  Provisions for losses on finance and pledged finance receivables are charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover losses in the existing receivable portfolio.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.              Inventories

Inventories consisted of the following (in millions):

	September 30,
	2008	2007

Raw materials	$474.0	$406.7
Partially finished products	275.5	302.4
Finished products	419.5	390.5
Inventories at FIFO cost	1,169.0	1,099.6
Less: Progress/performance-based payments on U.S. government contracts	(154.3)	(143.7)
Excess of FIFO cost over LIFO cost	(73.1)	(46.4)
	$941.6	$909.5

Title to all inventories related to government contracts, which provide for progress or performance-based payments, vests with the government to the extent of unliquidated progress or performance-based payments.

Inventory includes costs which are amortized to expense as sales are recognized under certain contracts.  At
September 30, 2008 and 2007, unamortized costs related to long-term contracts of $3.3 million and $6.1 million, respectively, were included in inventory.

6.              Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates are accounted for under the equity method, and consisted of the following (in millions):

	Percent-	September 30,
	owned	2008	2007

OMFSP (U.S.)	50%	$16.0	$17.4
RiRent (The Netherlands)	50%	15.4	12.0
Mezcladoras (Mexico)	49%	6.7	5.7
		$38.1	$35.1

The investment represents the Company’s maximum exposure to loss as a result of the Company’s ownership interest.  Earnings, net of related income taxes, are reflected in Equity in Earnings of Unconsolidated Affiliates.

In February 1998, concurrent with the Company’s acquisition of McNeilus, the Company and an unaffiliated third-party, BA Leasing & Capital Corporation, formed OMFSP, a general partnership, for the purpose of offering lease financing to certain customers of the Company.  Each partner contributed existing lease assets (and, in the case of the Company, related notes payable to third-party lenders, which were secured by such leases) to capitalize the partnership.  Leases and related notes payable contributed by the Company were originally acquired in connection with the McNeilus acquisition.

OMFSP manages the contributed assets and liabilities and engages in new vendor lease business providing financing to certain customers of the Company.  The Company sells vehicles, vehicle bodies and concrete batch plants to OMFSP for lease to user-customers. Company sales to OMFSP were $39.7 million, $72.6 million and $72.9 million in fiscal 2008, 2007 and 2006, respectively.  Banks and other financial institutions lend to OMFSP a portion of the purchase price, with recourse solely to OMFSP, secured by a pledge of lease payments due from the user-lessees.  Each partner funds one-half of the approximate 4.0% to 8.0% equity portion of the cost of new equipment purchases.  Customers typically provide a 2.0% to 6.0% down payment.  Each partner is allocated its proportionate share of OMFSP’s cash flow and taxable income in accordance with the partnership agreement.  Indebtedness of OMFSP is secured by the underlying leases and assets of, and is

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

with recourse to, OMFSP.  All such OMFSP indebtedness is non-recourse to the Company and its partner.  Each of the two general partners has identical voting, participating and protective rights and responsibilities, and each general partner materially participates in the activities of OMFSP.  For these and other reasons, the Company has determined that OMFSP is a voting interest entity for purposes of FIN 46R, “Consolidation of Variable Interest Entities an interpretation of ARB No. 51.”  Accordingly, the Company accounts for its equity interest in OMFSP under the equity method.  The Company received cash distributions from OMFSP of $5.5 million, $4.7 million and $7.0 million in fiscal 2008, 2007 and 2006, respectively.

The Company and an unaffiliated third-party are joint venture partners in RiRent.  RiRent maintains a fleet of access equipment for short-term lease to rental companies throughout most of Europe.  The re-rental fleet provides rental companies with equipment to support requirements on short notice.  RiRent does not provide services directly to end users.  The Company’s sales to RiRent were $49.3 million and $31.5 million in fiscal 2008 and 2007, respectively.  The Company recognizes income on sales to RiRent at the time of shipment in proportion to the outside third-party interest in RiRent and recognizes the remaining income ratably over the estimated useful life of the equipment, which is generally five years.  Indebtedness of RiRent is secured by the underlying leases and assets of RiRent.  All such RiRent indebtedness is non-recourse to the Company and its partner.

7.              Property, Plant and Equipment

Property, plant and equipment consisted of the following (in millions):

	September 30,
	2008	2007

Land and land improvements	$47.3	$46.8
Buildings	219.0	209.8
Machinery and equipment	433.1	382.6
Equipment on operating lease to others	57.0	26.4
Construction in progress	—	1.7
	756.4	667.3
Less accumulated depreciation	(303.1)	(237.7)
	$453.3	$429.6

Depreciation expense from continuing operations was $73.4 million, $54.7 million and $25.1 million in fiscal 2008, 2007 and 2006, respectively.  Capitalized interest was insignificant in fiscal 2008, 2007 and 2006.   Equipment on operating lease to others represents the cost of equipment sold to customers for whom the Company has guaranteed the residual value and equipment on short-term leases.  These transactions are accounted for as operating leases with the related assets capitalized and depreciated over their estimated economic lives of five to ten years.  Cost less accumulated depreciation for equipment on operating lease at September 30, 2008 and 2007 was $41.1 million and $22.6 million, respectively.

8.              Goodwill and Purchased Intangible Assets

Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and other indefinite-lived intangible assets are no longer amortized, but are reviewed for impairment at least annually and when a triggering event occurs in an interim period indicating a reporting unit’s carrying amount is greater than its fair value.  The Company performs its annual impairment test in the fourth quarter of its fiscal year.  In the fourth quarters of fiscal 2008, 2007 and 2006, the Company performed its annual impairment test pursuant to SFAS 142 and did not identify any impairment losses.

Due to rationalization of manufacturing facilities, inefficiencies associated with the relocation and start-up of production of Norba-branded products from Sweden to The Netherlands and increased material costs and product warranties, the Company’s European refuse collection vehicle business, Geesink, sustained a loss related to its operations of $24.2 million in the first nine months of fiscal 2008.  The loss was significantly more than estimated in the Company’s financial projections supporting its fiscal 2007 fourth quarter impairment test.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has taken steps over the last 18 months to turn around the Geesink business, including selling an unprofitable facility in The Netherlands during the first quarter of fiscal 2008, reaching an agreement with the Works Council in Sweden regarding rationalizing a facility in that country in order to consolidate Norba-branded production in The Netherlands, reducing its work force, installing new executive leadership, integrating operations with JLG, implementing lean manufacturing practices, introducing new products and outsourcing components to lower cost manufacturing sites.  In June 2008, it became evident that synergies related to Geesink’s facility rationalization program would be lower than expected and costs to execute the rationalization would be higher than anticipated.  The resulting slower than expected and more difficult return to profitability of Geesink’s business, further escalation of raw material costs, a softening of economies in Western Europe and a reduction in fabrication volume for the Company’s access equipment segment at Geesink’s Romania facility due to a slowdown in the European access equipment market led to the Company’s conclusion that a charge for impairment was required.  During the third quarter of fiscal 2008, the Company took these factors into account in developing its fiscal 2009 and long-term forecast for this business.  With the assistance of a third-party valuation firm, the Company determined that Geesink goodwill and non-amortizable intangible assets were impaired and the Company recorded non-cash impairment charges of $167.4 million and $6.8 million, respectively, within discontinued operations in the third quarter of fiscal 2008, representing the entire amount recorded for these assets.  The evaluation was based upon a discounted cash flow analysis of the historical and forecasted operating results of this business.

The following two tables present the changes in goodwill during fiscal 2008 and 2007 allocated to the reportable segments (in millions):

	September 30,				September 30,
	2007	Translation	Impairment	Acquisition	2008

Access equipment	$1,853.7	$(21.8)	$—	$14.0	$1,845.9
Fire & emergency	230.8	0.2	—	—	231.0
Commercial	350.9	13.7	(167.4)	—	197.2
Total	$2,435.4	$(7.9)	$(167.4)	$14.0	$2,274.1

Amounts included in the acquisition column included adjustments made in the first quarter of fiscal 2008 to intangible assets and certain pre-acquisition contingencies related to JLG upon finalization of certain appraisals.

	September 30,				September 30,
	2006	Translation	Impairment	Acquisition	2007

Access equipment	$—	$44.4	$—	$1,809.3	$1,853.7
Fire & emergency	226.7	4.0	—	0.1	230.8
Commercial	332.0	17.3	—	1.6	350.9
Total	$558.7	$65.7	$—	$1,811.0	$2,435.4

Amounts included in the acquisition column related to the acquisition of JLG, as well as adjustments made in fiscal 2007 to intangible assets and certain pre-acquisition contingencies related to IMT and OSV upon finalization of certain appraisals.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the first quarter of fiscal 2008, the Company finalized its purchase accounting for the JLG acquisition resulting in adjustments to the purchased intangible assets.  Details of the Company’s total purchased intangible assets are as follows (in millions):

	September 30, 2008
	Weighted-
	Average		Accumulated
	Life	Gross	Amortization	Net
Amortizable intangible assets:
Distribution network	39.1	$55.4	$(16.5)	$38.9
Non-compete	10.4	57.2	(45.9)	11.3
Technology-related	11.9	113.1	(29.6)	83.5
Customer relationships	12.6	595.3	(90.4)	504.9
Other	12.0	16.7	(8.8)	7.9
	14.1	837.7	(191.2)	646.5
Non-amortizable tradenames		413.4	—	413.4
Total		$1,251.1	$(191.2)	$1,059.9

	September 30, 2007
	Weighted-
	Average		Accumulated
	Life	Gross	Amortization	Net
Amortizable intangible assets:
Distribution network	39.1	$55.4	$(15.0)	$40.4
Non-compete	10.4	57.2	(38.4)	18.8
Technology-related	11.8	128.2	(20.5)	107.7
Customer relationships	12.7	587.4	(41.1)	546.3
Other	12.0	16.7	(7.4)	9.3
	14.1	844.9	(122.4)	722.5
Non-amortizable tradenames		439.6	—	439.6
Total		$1,284.5	$(122.4)	$1,162.1

When determining the value of customer relationships for purposes of allocating the purchase price of an acquisition, the Company looks at existing customer contracts of the acquired business to determine if they represent a reliable future source of income and hence, a valuable intangible asset for the Company.  The Company determines the fair value of the customer relationships based on the estimated future benefits the Company expects from the acquired customer contracts.  In performing its evaluation and estimation of the useful lives of customer relationships, the Company looks to the historical growth rate of revenue of the acquired company’s existing customers as well as the historical attrition rates.

In connection with the valuation of intangible assets, a 40-year life was assigned to the value of the Pierce distribution network ($53.0 million).  The Company believes Pierce maintains the largest North American fire apparatus distribution network.  Pierce has exclusive contracts with each distributor related to the fire apparatus product offerings manufactured by Pierce.  The useful life of the Pierce distribution network was based on a historical turnover analysis.  Non-compete intangible asset lives are based on terms of the applicable agreements.

Total amortization expense from continuing operations was $68.8 million, $65.5 million and $8.0 million in fiscal 2008, 2007 and 2006, respectively.  The estimated future amortization expense of purchased intangible assets for the five years succeeding September 30, 2008 are as follows: 2009 - $64.3 million; 2010 - $63.3 million; 2011 - $62.7 million; 2012 - $62.5 million and 2013 - $60.5 million.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.     Other Long-Term Assets

Other long-term assets consisted of the following (in millions):

	September 30,
	2008	2007

Customer notes receivable and other investments	$38.6	$41.9
Deferred finance costs	22.4	29.9
Long-term finance receivables, less current portion	20.3	23.5
Equipment deposits	—	23.8
Other	24.0	25.7
	105.3	144.8
Less allowance for doubtful notes receivable	(1.6)	(2.1)
	$103.7	$142.7

Deferred financing costs are amortized using the interest method over the term of the debt.  Amortization expense was $7.2 million, $5.5 million and $0.3 million in fiscal 2008, 2007 and 2006, respectively.

10.  Leases

Certain administrative and production facilities and equipment are leased under long-term agreements.  Most leases contain renewal options for varying periods, and certain leases include options to purchase the leased property during or at the end of the lease term.  Leases generally require the Company to pay for insurance, taxes and maintenance of the property.  Leased capital assets included in net property, plant and equipment, which consist primarily of buildings and improvements, were $3.8 million and $3.9 million at September 30, 2008 and 2007, respectively.

Other facilities and equipment are leased under arrangements that are accounted for as noncancelable operating leases.  Total rental expense for property, plant and equipment charged to continuing operations under noncancelable operating leases was $34.2 million, $25.2 million and $10.3 million in fiscal 2008, 2007 and 2006, respectively.

Future minimum operating and capital lease payments due under operating leases from continuing operations and the related present value of minimum capital lease payments at September 30, 2008 were as follows (in millions):

	Capital	Operating
	Leases	Leases	Total

2009	$0.8	$25.6	$26.4
2010	0.8	18.8	19.6
2011	0.8	14.3	15.1
2012	0.5	8.9	9.4
2013	0.7	6.6	7.3
Thereafter	0.3	19.4	19.7
Total minimum lease payments	3.9	$93.6	$97.5
Interest	(0.6)
Present value of net minimum lease payments	$3.3

Minimum rental payments include $1.2 million due annually under variable rate leases.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  Credit Agreements

The Company was obligated under the following debt instruments (in millions):

	September 30,
	2008	2007

Senior Secured Facility:
Revolving line of credit	$47.3	$—
Term loan A	387.5	437.5
Term loan B	2,314.0	2,567.5
Limited recourse debt from finance receivables monetizations	3.9	11.1
Other long-term facilities	5.0	5.9
	2,757.7	3,022.0
Less current portion	(77.2)	(46.4)
	$2,680.5	$2,975.6

Current portion of long-term debt	$77.2	$46.4
Other short-term facilities	16.3	35.1
	$93.5	$81.5

The Company has a syndicated senior secured credit agreement (“Credit Agreement”) with various financial institutions, which consists of a five-year $550.0 million revolving credit facility (“Revolving Credit Facility”) and two term loan facilities (“Term Loan A” and “Term Loan B,” and collectively, the “Term Loan Facility”).  Term Loan A requires principal payments of $12.5 million, plus interest, due quarterly through September 2011, with a final principal payment of $262.5 million due December 6, 2011.  Term Loan B requires principal payments of $6.5 million, plus interest, due quarterly through September 2013, with a final principal payment of $2,424.5 million due December 6, 2013.  At September 30, 2008, borrowings of $47.3 million and outstanding letters of credit of $23.8 million reduced available capacity under the Revolving Credit Facility to $478.9 million.  As a result of excess available cash, the Company has prepaid its quarterly principal payments which were originally due in December 2008 and March 2009.  In addition, the Company has paid all of the remaining quarterly principal payments on the Term Loan B, as well as $110.5 million of the final principal payment under the Term Loan B.

The estimated future maturities under the Credit Agreement for the six fiscal years succeeding September 30, 2008 are as follows: 2009 - $25.0 million; 2010 - $50.0 million; 2011 - $50.0 million; 2012 - $262.5 million; 2013 - $0.0 million and 2014 - $2,314.0 million.

Interest rates on borrowings under the Revolving Credit and Term Loan Facilities are variable and are equal to the “Base Rate” (which is equal to the higher of a bank’s reference rate and the federal funds rate plus 0.5% or a bank’s “Prime Rate”) or the “Off-Shore” or “LIBOR Rate” (which is a bank’s inter-bank offered rate for U.S. dollars in off-shore markets) plus a specified margin.  The margins are subject to adjustment, up or down, based on whether certain financial criteria are met.  During the second quarter of fiscal 2007, the Company amended its Credit Agreement resulting in a reduction in the interest rate spread on the Term Loan B by 25 basis points over the term of the loan.  The Company capitalized an additional $1.4 million related to this amendment as debt issuance costs.  The weighted-average interest rate on borrowings outstanding at September 30, 2008 was 4.58% and 4.32% for the Term Loans A and B, respectively.

The fair value of the long-term debt is estimated by discounting the future cash flows offered to the Company for similar debt instruments of comparable maturities.  At September 30, 2008, the fair value of the Term Loan A and B was estimated to be $328.3 million and $2,008.8 million, respectively.

To manage a portion of the Company’s exposure to changes in LIBOR-based interest rates on its variable rate debt, the Company entered into an amortizing interest rate swap agreement on January 11, 2007 that effectively fixes the interest payments on a portion of the Company’s variable-rate debt.  The swap, which has a termination date of December 6, 2011,

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

effectively fixes the variable portion of the interest rate on debt in the amount of the notional amount of the swap at 5.105% plus the applicable spread based on the terms of the Credit Agreement.  The notional amount of the swap at September 30, 2008 was $2.0 billion and reduces in varying amounts annually each December until the termination date.  Under the terms of the swap agreement, the notional amount of the swap will decline to $1.25 billion in December 2008.

The swap has been designated as a cash flow hedge of 3-month LIBOR-based interest payments.  In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the effective portion of the change in fair value of the derivative will be recorded in “Accumulated Other Comprehensive Income,” while any ineffective portion is recorded as an adjustment to interest expense.  At September 30, 2008 and 2007, a loss of $44.4 million ($27.3 million net of tax), and $18.9 million ($11.9 million, net of tax), respectively, representing the fair value of the interest rate swap, was recorded in “Accumulated Other Comprehensive Income.”  The differential paid or received on the interest rate swap will be recognized as an adjustment to interest expense when the hedged, forecasted interest is recorded.

Under this swap agreement, the Company will pay the counterparty interest on the notional amount at a fixed rate of 5.105% and the counterparty will pay the Company interest on the notional amount at a variable rate equal to 3-month LIBOR.  The 3-month LIBOR rate applicable to this agreement was 4.05% at September 30, 2008.  The notional amounts do not represent amounts exchanged by the parties, and thus are not a measure of exposure of the Company.  The amounts exchanged are normally based on the notional amounts and other terms of the swaps.  The variable rates are subject to change over time as 3-month LIBOR fluctuates.  Neither the Company nor the counterparty, which is a prominent financial institution, are required to collateralize their respective obligations under these swaps.  The Company is exposed to loss if the counterparty defaults, but the Company has no knowledge of any risk of counterparty default as of the date of this filing.

The Company’s obligations under the Credit Agreement are guaranteed by certain of its domestic subsidiaries, and the Company guarantees the obligations of certain of its subsidiaries under the Credit Agreement to the extent such subsidiaries borrow directly under the Credit Agreement.  The Credit Agreement is also secured by a first-priority, perfected lien and security interests in all of the equity interests of the Company’s material domestic subsidiaries and certain of the Company’s other subsidiaries and 65% of the equity interests of each material foreign subsidiary of the Company and certain other subsidiaries of the Company; subject to certain customary, permitted lien exceptions, substantially all other personal property of the Company and certain subsidiaries; and all proceeds thereof.

The Credit Agreement contains various restrictions and covenants, including (1) requirements that the Company maintain certain financial ratios at prescribed levels; and (2) restrictions on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, incur additional indebtedness and dispose of assets.  The Credit Agreement also requires maintenance on a rolling four quarter basis of a maximum leverage ratio (as defined in the Credit Agreement) of 4.75x for the fiscal quarter ending on September 30, 2008, reducing to 4.25x for the fiscal quarters ending on December 31, 2008 through September 30, 2009, and 3.75x for fiscal quarters ending thereafter, and a minimum interest coverage ratio (as defined in the Credit Agreement) of 2.50x, in each case tested as of the last day of each fiscal quarter.  The Company was in compliance with these covenants at September 30, 2008.

There are scenarios under which the Company could fall out of compliance with the financial covenants contained in its credit agreement.  However, the Company is proceeding with a plan with the objective of avoiding the need to amend the credit agreement by maintaining compliance with its financial covenants or at least delay seeking an amendment to mitigate the financial impact.  The plan involves targeting $500 million or more of debt reduction in fiscal 2009 and maintaining strong fiscal management.  If the Company is not successful in delivering the higher end of its earnings per share estimate range for fiscal 2009 and timely debt reduction of $500 million or more, then the Company will need to request an amendment to its credit agreement.  In the event that the Company would need to amend its credit agreement, the Company would likely incur substantial up front fees and significantly higher interest costs than reflected in the Company’s earnings per share estimate range for fiscal 2009 and other terms in the amendment would likely be significantly less favorable than those in the Company’s current Credit Agreement.  The Company believes, based on discussions with its lead banks, that an amendment could be obtained if ultimately necessary and believes that it has adequate liquidity to operate its business.

The Credit Agreement limits the amount of dividends and other types of distributions that the Company may pay to $40.0 million during any fiscal year plus the positive result of (x) 25% of the cumulative net income of the Company and its consolidated subsidiaries for all fiscal quarters ending after December 6, 2006, minus (y) the cumulative amount of all dividends and other types of distributions made in any fiscal year ending after December 6, 2006 that exceed $40.0 million.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is charged a 0.15% to 0.35% annual commitment fee with respect to any unused balance under its Revolving Credit Facility, and a 1.00% to 2.00% annual fee with respect to commercial letters of credit issued under the Revolving Credit Facility, based on the Company’s leverage ratio (as defined in the Credit Agreement).

As a result of the sale of finance receivables through limited recourse monetization transactions, the Company had $3.9 million of limited recourse debt outstanding as of September 30, 2008.  The aggregate amount of limited recourse debt outstanding at September 30, 2008 becomes due in fiscal 2009.

12.  Warranty and Guarantee Arrangements

The Company’s products generally carry explicit warranties that extend from six months to five years, based on terms that are generally accepted in the marketplace.  Selected components (such as engines, transmissions, tires, etc.) included in the Company’s end products may include manufacturers’ warranties.  These manufacturers’ warranties are generally passed on to the end customer of the Company’s products, and the customer would generally deal directly with the component manufacturer.  Amounts expensed from continuing operations were $59.9 million, $52.3 million and $36.6 million in fiscal 2008, 2007 and 2006, respectively.

Changes in the Company’s warranty liability during fiscal 2008 and fiscal 2007 were as follows (in millions):

	September 30,
	2008	2007

Balance at beginning of year	$88.2	$56.9
Warranty provisions	71.1	59.8
Settlements made	(67.7)	(47.5)
Changes in liability for pre-existing warranties, net	(3.2)	(2.6)
Acquisitions	—	20.8
Foreign currency translation adjustment	(0.1)	0.8
Balance at end of year	$88.3	$88.2

Liabilities for pre-existing warranty claims decreased by $3.2 million in fiscal 2008 generally as a result of the expiration of a systemic warranty during the period on a billion dollar, multi-year contract in the defense segment.  The decrease in the liability for pre-existing warranties in fiscal 2007 was principally due to favorable performance in the defense segment and lower field warranty campaigns in the fire & emergency and commercial segments.  Actual warranty claims experience in the defense segment has generally declined since the start of the conflicts in Afghanistan and Iraq.

Provisions for estimated warranty and other related costs are recorded at the time of sale and are periodically adjusted to reflect actual experience.  Certain warranty and other related claims involve matters of dispute that ultimately are resolved by negotiation, arbitration or litigation.  At times, warranty issues arise that are beyond the scope of the Company’s historical experience.  It is reasonably possible that additional warranty and other related claims could arise from disputes or other matters beyond the scope of the Company’s historical experience.

The Company provides guarantees of certain customers’ obligations under deferred payment contracts and lease payment agreements to third parties.  Guarantees provided prior to February 1, 2008 are limited to $1.0 million per year in total.  In January 2008, the Company entered into a new guarantee arrangement.  Under this arrangement guarantees are limited to $3.0 million per year for contracts signed after February 1, 2008.  These guarantees are mutually exclusive and until the portfolio under the $1.0 million guarantee is repaid, the Company has exposure of up to $4.0 million per year.  Both guarantees are supported by the residual value of the underlying equipment.  The Company’s actual losses under these guarantees over the last ten years have been negligible.  In accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” the Company has recorded the fair value of all such guarantees issued after January 1, 2003 as a liability and a reduction of the initial revenue recognized on the sale of equipment.  Liabilities accrued since January 1, 2003 for such guarantees were not significant.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the access equipment segment, the Company is party to multiple agreements whereby it guarantees $161.5 million in indebtedness of others, including $155.9 million maximum loss exposure under loss pool agreements related to both finance receivable monetizations and third-party debt.  Under the terms of these and various related agreements and upon the occurrence of certain events, the Company generally has the ability, among other things, to take possession of the underlying collateral.  At September 30, 2008, the Company had recorded $4.7 million of liabilities related to these agreements.  If the financial condition of the customers were to deteriorate, resulting in an impairment of their ability to make payments, then additional accruals may be required.  While the Company believes it is unlikely that it would experience losses under these agreements that are materially in excess of the amounts reserved, it cannot provide any assurance that the financial condition of the third parties will not deteriorate resulting in the customers’ inability to meet their obligations, and in the event that occurs, the Company cannot guarantee that the collateral underlying the agreements will be sufficient to avoid losses materially in excess of those reserved.  Any losses under these guarantees would generally be mitigated by the value of any underlying collateral, including financed equipment, and are generally subject to the finance company’s ability to provide the Company clear title to foreclosed equipment and other conditions.  During an economic downturn, collateral values generally decline and can contribute to higher exposure to losses.

13.  Derivative Financial Instruments and Hedging Activities

The Company has used forward foreign currency exchange contracts (“derivatives”) to reduce the exchange rate risk of specific foreign currency denominated transactions.  These derivatives typically require the exchange of a foreign currency for U.S. dollars at a fixed rate at a future date.  At times, the Company has designated these hedges as either cash flow hedges or fair value hedges under SFAS No. 133 as follows:

Fair Value Hedging Strategy — The Company enters into forward foreign exchange contracts to hedge certain firm commitments denominated in foreign currencies, primarily the Euro.  The purpose of the Company’s foreign currency hedging activities is to protect the Company from risk that the eventual U.S. dollar-equivalent cash flows from the sale of products to international customers will be adversely affected by changes in the exchange rates.

Cash Flow Hedging Strategy — To protect against an increase in cost of forecasted purchases of foreign-sourced component parts payable in Euro, the Company has a foreign currency cash flow hedging program.  The Company hedges portions of its forecasted purchases denominated in Euro with forward contracts. When the U.S. dollar weakens against the Euro, increased foreign currency payments are offset by gains in the value of the forward contracts.  Conversely, when the U.S. dollar strengthens against the Euro, reduced foreign currency payments are offset by losses in the value of the forward contracts.

To manage a portion of the Company’s exposure to changes in LIBOR-based interest rates on its variable-rate debt, the Company entered into an amortizing interest rate swap agreement that effectively fixes the interest payments on a portion of the Company’s variable-rate debt.

The swap has been designated as a cash flow hedge of 3-month LIBOR-based interest payments and, accordingly, derivative gains or losses are reflected as a component of accumulated other comprehensive income (loss) and are amortized to interest expense over the respective lives of the borrowings.  During the years ended September 30, 2008 and 2007, $23.3 million of expense and $4.7 million of income, respectively, was recorded in the consolidated statements of income as amortization of interest rate derivative gains and losses.  At September 30, 2008, $44.4 million of net unrealized losses remain deferred in accumulated other comprehensive income (loss).  See Note 11 of the Notes to Consolidated Financial Statements for information regarding the interest rate swap.

At September 30, 2008, forward foreign exchange contracts designated as hedges in accordance with SFAS No. 133 was insignificant.

The Company has entered into forward foreign currency exchange contracts to create an economic hedge to manage foreign currency exchange risk exposure generally associated with non-functional currency denominated payables resulting from global sourcing activities.  The Company has not designated these derivative contracts as hedge transactions under SFAS No. 133, and accordingly, the mark-to-market impact of these derivatives is recorded each period in current earnings.  The fair value of foreign currency related derivatives is included in the Consolidated Balance Sheet in “Other current assets” and “Other current liabilities”.  At September 30, 2008, the U.S. dollar equivalent of these outstanding forward foreign

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

currency exchange contracts totaled $385.7 million in notional amounts, including $214.1 million in contracts to sell Euro, $59.0 million to sell Romanian Lei to purchase Euros, and $56.4 million in contracts to sell U.K. pounds sterling to purchase Euros, with the remaining contracts covering a variety of foreign currencies.  The mark-to-market impact related to the above forward contracts at September 30, 2008 was a net gain of $0.1 million, which is included in “Miscellaneous, net” in the Consolidated Statements of Income along with mark-to-market adjustments on outstanding non-functional currency denominated receivables and payables.

Fair Market Value of Financial Instruments — The fair market value of all open derivative contracts at September 30, 2008 and 2007 were $(44.3) million and $(21.4) million, respectively, and recorded in the Consolidated Balance Sheets as follows (in millions):

	September 30,
	2008	2007

Other current assets	$3.5	$5.3
Other current liabilities	(30.1)	(7.8)
Other long-term liabilities	(17.7)	(18.9)
	$(44.3)	$(21.4)

14.  Shareholders’ Equity

On February 1, 1999, the Board of Directors of the Company adopted a shareholder rights plan and declared a rights dividend of one-sixth of one Preferred Share Purchase Right (“Right”) for each share of Common Stock outstanding on February 8, 1999, and provided that one-sixth of one Right would be issued with each share of Common Stock, thereafter issued.  The Rights are exercisable only if a person or group acquires 15% or more of the Common Stock or announces a tender offer for 15% or more of the Common Stock.  Each Right entitles the holder thereof to purchase from the Company one one-hundredth share of the Company’s Series A Junior Participating Preferred Stock at an initial exercise price of $145 per one one-hundredth of a share (subject to adjustment), or upon the occurrence of certain events, Common Stock or common stock of an acquiring company having a market value equivalent to two times the exercise price.  Subject to certain conditions, the Rights are redeemable by the Board of Directors for $.01 per Right and are exchangeable for shares of Common Stock.  The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%.  The Rights have no voting power and expire on February 1, 2009.

In July 1995, the Company authorized the buyback of up to 6,000,000 shares of the Company’s Common Stock.  As of September 30, 2008 and 2007, the Company had purchased 2,769,210 shares of its Common Stock at an aggregate cost of $6.6 million.  The Company does not expect to buy back any shares under this authorization in fiscal 2009.

15.  Stock Options, Nonvested Stock, Performance Shares and Common Stock Reserved

At September 30, 2008, the Company had reserved 5,033,467 shares of Common Stock to provide for the exercise of outstanding stock options and the issuance of Common Stock under incentive compensation awards.  Under the 2004 Incentive Stock and Awards Plan, as amended (the “2004 Plan”), which replaced the 1990 Incentive Stock Plan, as amended (the “1990 Plan”) (collectively, “equity-based compensation plans”), officers, other key employees and directors may be granted options to purchase shares of the Company’s Common Stock at not less than the fair market value of such shares on the date of grant.  Participants may also be awarded grants of nonvested stock and performance shares under the 2004 Plan.  The 2004 Plan expires on February 3, 2014.  Options and nonvested stock awards generally become exercisable ratably on the first, second and third anniversary of the date of grant.  In fiscal 2002, the Company granted certain officers 280,000 shares of nonvested Common Stock under the 1990 Plan which vested in fiscal 2008 after a six-year retention period.  There are no vesting provisions tied to performance conditions for any outstanding options and nonvested stock awards.  Vesting for all outstanding options or nonvested stock awards is based solely on continued service as an employee of the Company and generally vest upon retirement.  Options to purchase shares expire not later than ten years and one month after the grant

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of the option.  Performance share awards vest at the end of the third fiscal year following the grant date and are earned only if the Company’s total shareholder return over the three years compares favorably to that of a comparator group of companies.

The Company recognizes compensation expense for stock option, nonvested stock and performance share awards over the requisite service period for vesting of the award, or to an employee’s eligible retirement date, if earlier and applicable.  Total stock-based compensation expense included in the Company’s Consolidated Statements of Income for fiscal 2008, 2007 and 2006 was $15.0 million ($9.7 million net of tax), $11.7 million ($8.4 million net of tax) and $11.1 million ($7.4 million net of tax), respectively.

Information related to the Company’s equity-based compensation plans in effect as of September 30, 2008 is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options or Vesting of Performance Share Awards	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders	4,525,572	$26.90	507,895
Equity compensation plans not approved by security holders	—	—	—
Total	4,525,572	$26.90	507,895

Stock Options – For fiscal 2008, 2007 and 2006, the Company recorded $11.8 million, $7.1 million and $6.5 million, respectively, of stock-based compensation expense in selling, general and administrative expense in the accompanying Consolidated Statements of Income associated with outstanding stock options.

A summary of the Company’s stock option activity for the three years ended September 30, 2008 is as follows:

	Fiscal Year Ended September 30,
	2008		2007		2006
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Options outstanding, beginning of the year	3,141,994	$32.71	2,937,594	$25.30	2,868,506	$20.16
Options granted	1,565,450	12.75	640,750	54.60	398,788	50.02
Options forfeited	(37,734)	52.06	(3,000)	19.75	—	—
Options exercised	(345,338)	12.88	(433,350)	14.92	(329,700)	10.50
Options outstanding, end of the year	4,324,372	$26.90	3,141,994	$32.71	2,937,594	$25.30
Options exercisable, end of the year	2,234,658	$30.56	2,094,472	$23.27	2,128,686	$18.43

The Company uses the Black-Scholes valuation model to value stock options utilizing the following weighted average assumptions:

	Fiscal Year Ended September 30,
Options Granted During	2008	2007	2006

Assumptions:
Risk-free interest rate	2.64%	4.23%	4.73%
Expected volatility	43.85%	32.02%	33.70%
Expected dividend yield	1.77%	0.75%	0.75%
Expected term (in years)	5.46	5.44	5.40

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company used the Company’s historical stock prices as the basis for the Company’s volatility assumption.  The assumed risk-free rates were based on U.S. Treasury rates in effect at the time of grant.  The expected option term represents the period of time that the options granted are expected to be outstanding and was based on historical experience.  The weighted average fair values for stock option grants during fiscal 2008, 2007 and 2006 were $4.64, $18.78 and $18.23, respectively.

As of September 30, 2008, the Company had $7.1 million of unrecognized compensation expense related to outstanding stock options, which will be recognized over a weighted average period of 2.5 years.

Stock options outstanding as of September 30, 2008 were as follows (in millions, except share and per share amounts):

Price Range			Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Aggregate Intrinsic Value

$6.29	-	$7.63	64,000	1.1	$7.16	$0.4
$11.00	-	$19.75	2,454,500	7.9	14.08	1.9
$28.27	-	$36.95	389,717	5.8	29.10	—
$39.91	-	$59.58	1,416,155	8.1	49.40	—
			4,324,372	7.7	26.90	$2.3

Stock options exercisable as of September 30, 2008 were as follows (in millions, except share and per share amounts):

Price Range			Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
$6.29	-	$7.63	64,000	1.1	$7.16	$0.4
$11.00	-	$19.75	927,000	4.4	17.45	0.1
$28.27	-	$36.95	389,717	5.8	29.10	—
$39.91	-	$59.58	853,941	7.8	47.23	—
			2,234,658	5.8	30.56	$0.5

The aggregate intrinsic values in the tables above represent the total pre-tax intrinsic value (difference between the Company’s closing stock price on the last trading day of fiscal 2008 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2008. This amount changes based on the fair market value of the Company’s Common Stock.  Total intrinsic value of options exercised for fiscal 2008, 2007 and 2006 was $9.0 million, $17.3 million and $11.6 million, respectively.

Net cash proceeds from the exercise of stock options were $3.5 million, $6.5 million and $3.4 million for fiscal 2008, 2007 and 2006, respectively. The actual income tax benefit realized totaled $3.5 million, $6.7 million and $4.6 million, for those same periods.

Nonvested Stock Awards — Compensation expense related to nonvested stock awards of $2.6 million, $4.6 million and $4.6 million in fiscal 2008, 2007 and 2006, respectively, was recorded in selling, general and administrative expense in the accompanying Consolidated Statements of Income.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the Company’s nonvested stock activity for the three years ended September 30, 2008 is as follows:

	Fiscal Year Ended September 30,
	2008		2007		2006
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value

Nonvested, beginning of the year	407,210	$25.78	438,796	$24.43	435,012	$21.57
Granted	11,825	41.47	55,825	54.14	69,038	50.40
Forfeited	(16,035)	54.30	—	—	—	—
Vested	(339,184)	20.06	(87,411)	37.13	(65,254)	32.79
Nonvested, end of the year	63,816	$51.91	407,210	$25.78	438,796	$24.43

As of September 30, 2008, there was $0.3 million of unrecognized compensation expense related to nonvested stock awards. That cost is expected to be recognized over a weighted average period of 1.2 years.  The total fair value of shares vested during fiscal 2008, 2007 and 2006 was $4.7 million, $4.9 million and $3.3 million, respectively.

Performance Share Awards – In fiscal 2008 and 2007, the Company granted certain executives awards for an aggregate of 50,100 and 50,500 performance shares, respectively, that vest at the end of the third fiscal year following the grant date.  Executives earn performance shares only if the Company’s total shareholder return over the three years compares favorably to that of a comparator group of companies.  Potential payouts range from zero to 200 percent of the target awards.  The grant date fair values of the 2008 performance share awards were estimated using a Monte Carlo simulation model utilizing the following weighted average assumptions:

	Fiscal Year Ended September 30,
Performance Shares Granted During	2008	2007

Assumptions:
Risk-free interest rate	2.08%	4.95%
Expected volatility	35.53%	27.97%
Expected term (in years)	3.00	3.00

The Company used the Company’s historical stock prices as the basis for the Company’s volatility assumption.  The assumed risk-free rates were based on U.S. Treasury rates in effect at the time of grant.  The expected life is based on the vesting period (term).  The weighted average fair value for performance share awards granted during fiscal 2008 and 2007 was $7.04 and $35.12, respectively.  Compensation expense of $0.6 million and $0.1 million related to performance share awards was recorded in fiscal 2008 and 2007, respectively, in selling, general and administrative expense in the accompanying Consolidated Statements of Income.

16.  Earnings Per Share

The following table sets forth the computation of basic and diluted weighted average shares used in the denominator of the per share calculations:

	Fiscal Year Ended September 30,
	2008	2007	2006

Basic weighted average shares outstanding	74,007,989	73,562,307	73,159,887
Effect of dilutive stock options and incentive compensation awards	828,207	1,268,524	1,239,991
Diluted weighted average shares outstanding	74,836,196	74,830,831	74,399,878

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Options to purchase 1,446,598, 749,750 and 26,000 shares of Common Stock were outstanding in fiscal 2008, 2007 and 2006, respectively, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the shares of Common Stock and therefore would have been anti-dilutive.

17.  Employee Benefit Plans

Pension Plans - The Company and certain of its subsidiaries sponsor multiple defined benefit pension plans covering certain Oshkosh, Geesink, JLG and Pierce employees.  The benefits provided are based primarily on average compensation, years of service and date of birth.  Hourly plans are generally based upon years of service and a benefit dollar multiplier.  The Company periodically amends the hourly plans, changing the benefit dollar multipliers.

Postretirement Plans - The Company and certain of its subsidiaries sponsor multiple postretirement benefit plans covering Oshkosh, JLG and Kewaunee retirees and their spouses.  The plans generally provide health benefits based on years of service and date of birth.  These plans are unfunded.

The change in benefit obligations and plan assets as well as the funded status of the Company’s defined benefit pension plans and postretirement benefit plans were as follows (in millions):

	Pension Benefits				Postretirement
	U.S. Plans		Non-U.S. Plans		Health and Other
	2008	2007	2008	2007	2008	2007
Change in benefit obligations
Benefit obligations at October 1	$169.5	$149.7	$25.1	$14.9	$31.6	$29.7
Acquisition	—	3.4	—	12.3	—	3.6
Service cost	11.1	9.9	1.5	1.4	1.9	1.7
Interest cost	10.1	9.1	1.4	1.3	1.8	1.8
Actuarial loss (gain)	0.2	(6.3)	(4.4)	(6.1)	3.5	(3.6)
Participant contributions	—	—	0.4	0.4	—	—
Plan amendments	0.9	6.7	—	—	—	—
Curtailments	4.0	—	—	—	—	—
Benefits paid	(6.4)	(3.0)	(0.9)	(0.8)	(2.1)	(1.6)
Currency translation adjustments	—	—	(2.8)	1.7	—	—
Benefit obligation at September 30	$189.4	$169.5	$20.3	$25.1	$36.7	$31.6

Change in plan assets
Fair value of plan assets at October 1	$153.7	$140.7	$23.0	$11.2	$—	$—
Acquisition	—	—	—	6.9	—	—
Actual return on plan assets	(20.9)	15.9	(2.5)	1.9	—	—
Company contributions	3.1	0.1	3.1	2.1	2.1	1.6
Participant contributions	—	—	0.4	0.3	—	—
Benefits paid	(6.4)	(3.0)	(0.9)	(0.8)	(2.1)	(1.6)
Currency translation adjustments	—	—	(2.7)	1.4	—	—
Fair value of plan assets at September 30	$129.5	$153.7	$20.4	$23.0	$—	$—
Funded status of plan - (under) over funded	$(59.9)	$(15.8)	$0.1	$(2.1)	$(36.7)	$(31.6)

Recognized in consolidated balance sheet at September 30
Prepaid benefit cost (long-term asset)	$—	$7.5	$0.7	$0.4	$—	$—
Accrued benefit liability (current liability)	(6.0)	(0.3)	—	—	(2.5)	(2.8)
Accrued benefit liability (long-term liability)	(53.9)	(23.0)	(0.6)	(2.5)	(34.2)	(28.8)
	$(59.9)	$(15.8)	$0.1	$(2.1)	$(36.7)	$(31.6)

Recognized in accumulated other comprehensive income at September 30 (net of taxes)
Net actuarial loss (gain)	$44.9	$26.8	$(3.4)	$(3.3)	$3.0	$3.3
Prior service cost	8.0	8.3	—	—	—	—
	$52.9	$35.1	$(3.4)	$(3.3)	$3.0	$3.3

Weighted-average assumptions as of September 30
Discount rate	6.00%	6.00%	7.00%	5.90%	6.00%	6.00%
Expected return on plan assets	7.75%	8.00%	6.00%	6.20%	n/a	n/a
Rate of compensation increase	4.20%	4.39%	4.40%	4.20%	n/a	n/a

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accumulated benefit obligation for all defined benefit pension plans was $228.1 million and $203.9 million at September 30, 2008 and 2007, respectively.

As a result of a dramatic decrease in the equity markets in the fourth quarter of fiscal 2008, the number of the Company’s pension benefit plans with accumulated benefit obligations greater than plan assets increased.  Pension benefit plans with accumulated benefit obligations in excess of plan assets consisted of the following (in millions):

	September 30,
	U.S. Plans		Non-U.S. Plans
	2008	2007	2008	2007

Projected benefit obligation	$189.4	$64.9	$8.8	$11.2
Accumulated benefit obligation	171.3	62.3	8.7	10.6
Fair value of plan assets	129.5	44.1	8.3	8.6

The components of net periodic benefit cost from continuing operations for fiscal years ended September 30 were as follows (in millions):

	Pension Benefits						Postretirement
	U.S. Plans			Non-U.S. Plans			Health and Other
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Components of net periodic benefit cost
Service cost	$11.1	$9.9	$9.2	$0.9	$0.6	$—	$1.9	$1.7	$1.7
Interest cost	10.1	9.1	7.5	0.7	0.5	—	1.8	1.8	1.5
Expected return on plan assets	(12.0)	(11.5)	(9.6)	(0.6)	(0.4)	—	—	—	—
Adjustment for curtailment	4.0	—	—	—	—	—	—	—	—
Amortization of prior service cost	1.3	1.2	0.8	—	—	—	—	—	—
Amortization of transition asset	—	—	(0.1)	—	—	—	—	—	—
Amortization of net actuarial loss (gain)	2.0	2.7	3.5	(0.1)	—	—	3.8	0.4	0.5
Net periodic benefit cost	$16.5	$11.4	$11.3	$0.9	$0.7	$—	$7.5	$3.9	$3.7

Other changes in plan assets and benefit obligation recognized in other comprehensive income
Net actuarial loss (gain)	$20.0	$26.8		$(0.3)	$(3.3)		$—	$3.3
Prior service costs	1.1	8.3		—	—		—	—
Amortization of prior service cost	(1.3)	—		—	—		—	—
Amortization of net actuarial loss (gain)	(2.0)	—		0.2	—		(0.3)	—
	$17.8	$35.1		$(0.1)	$(3.3)		$(0.3)	$3.3

Weighted-average assumptions as of September 30
Discount rate	6.00%	5.76%	5.25%	5.90%	5.00%	5.00%	6.00%	5.75%	5.25%
Expected return on plan assets	8.00%	8.25%	8.25%	6.20%	6.00%	6.00%	n/a	n/a	n/a
Rate of compensation increase	4.39%	4.57%	4.50%	4.20%	4.20%	3.80%	n/a	n/a	n/a

Included in accumulated other comprehensive income at September 30, 2008 are prior service costs of $1.3 million ($0.8 million net of tax) and unrecognized net actuarial losses of $2.4 million ($1.4 million net of tax) expected to be recognized in pension and SERP net periodic benefit costs during the year ended September 30, 2009.

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for the Company was 8.5% in fiscal 2008, declining to 5.5% in fiscal 2014.  If the health care cost trend rate was increased by 1%, the accumulated postretirement benefit obligation at September 30, 2008 would increase by $3.7 million and net periodic postretirement benefit cost for fiscal 2008 would increase by $0.6 million.  A corresponding decrease of 1% would decrease the accumulated postretirement benefit obligation at September 30, 2008 by $3.3 million and net periodic postretirement benefit cost for fiscal 2008 would decrease by $0.5 million.

The Company’s Board of Directors has appointed an Investment Committee (“Committee”) to manage the investment of the Company’s pension plan assets.  The Committee has established and operates under an Investment Policy.  The Committee determines the asset allocation and target ranges based upon periodic asset/liability studies and capital market

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

projections.  The Committee retains external investment managers to invest the assets and an advisor to monitor the performance of the investment managers.  The Investment Policy prohibits certain investment transactions, such as commodity contracts, margin transactions, short selling and investments in Company securities, unless the Committee gives prior approval.

The weighted average of the Company’s and its subsidiaries’ pension plan asset allocations and target allocations at September 30, 2008 and 2007, by asset category, were as follows:

U.S. Plans

	Target %	2008	2007
Asset Category
Fixed income	30% - 40%	45%	36%
Large-cap growth	25% - 35%	24%	30%
Large-cap value	5% - 15%	9%	11%
Mid-cap value	5% - 15%	11%	12%
Small-cap value	5% - 15%	11%	11%
Venture capital	0% - 5%	0%	0%
		100%	100%

Non-U.S. Plans

	Target %	2008	2007
Asset Category
UK equities	25%	29%	33%
Non-UK equities	25%	29%	33%
Government bonds	35%	27%	24%
Corporate bonds	15%	15%	10%
		100%	100%

The plans’ investment strategy is based on an expectation that, over time, equity securities will provide higher total returns than debt securities.  The plans primarily minimize the risk of large losses through diversification of investments by asset class, by investing in different styles of investment management within the classes and by using a number of different investment managers.  The Committee monitors the asset allocation and investment performance monthly, with a more comprehensive quarterly review with its advisor and annual reviews with each investment manager.

The plans’ expected return on assets is based on management’s and the Committee’s expectations of long-term average rates of return to be achieved by the plans’ investments.  These expectations are based on the plans’ historical returns and expected returns for the asset classes in which the plans are invested.

The Company’s policy is to fund the pension plans in amounts that comply with contribution limits imposed by law.  The Company expects to contribute approximately $5.0 million to $10.0 million to its pension plans and an additional $2.5 million to its postretirement benefit plans in fiscal 2009.  However, due to significant declines in global financial market conditions, the Company may be required to make additional contributions in fiscal 2009.  The Company’s estimated future benefit payments under Company sponsored plans were as follows (in millions):

Fiscal Year Ending	Pension Benefits			Other Postretirement
September 30,	U.S. Plans	Non-U.S. Plans	Non-Qualified	Benefits
2009	$3.1	$0.1	$6.0	$2.5
2010	3.8	0.1	0.4	2.3
2011	4.5	0.5	0.4	2.4
2012	5.1	0.2	0.9	2.4
2013	5.8	0.1	1.8	2.5
2014-2018	42.0	2.9	12.5	14.6

401(k) Plans - The Company has defined contribution 401(k) plans covering substantially all domestic employees.  The plans allow employees to defer 2% to 19% of their income on a pre-tax basis.  Each employee who elects to participate is eligible to receive Company matching contributions which are based on employee contributions to the plans, subject to certain limitations.  Amounts expensed for Company matching and discretionary contributions were $18.8 million, $13.7 million and $3.8 million in fiscal 2008, 2007 and 2006, respectively.  The Company’s contributions increased in fiscal 2007 as a result of the increase in employees related to the acquisition of JLG.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.  Income Taxes

Pre-tax income (loss) from continuing operations was taxed in the following jurisdictions (in millions):

	Fiscal Year Ended September 30,
	2008	2007	2006

Domestic	$274.0	$354.2	$315.3
Foreign	126.7	61.2	6.1
	$400.7	$415.4	$321.4

Significant components of the provision (credit) for income taxes from continuing operations were as follows (in millions):

	Fiscal Year Ended September 30,
	2008	2007	2006
Allocated to Income Before Equity in Earnings of Unconsolidated Affiliates and Minority Interest
Current:
Federal	$104.3	$99.1	$123.0
Foreign	18.1	12.3	2.8
State	6.1	11.0	12.4
Total current	128.5	122.4	138.2
Deferred:
Federal	(1.7)	16.0	(16.8)
Foreign	(5.9)	(2.5)	(0.7)
State	(0.1)	1.8	(1.9)
Total deferred	(7.7)	15.3	(19.4)
	$120.8	$137.7	$118.8

Allocated to Other Comprehensive Income
Deferred federal, state and foreign	$(21.2)	$(25.3)	$22.1

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense from continuing operations was:

	Fiscal Year Ended September 30,
	2008	2007	2006
Effective Rate Reconciliation
U.S. federal tax rate	35.0%	35.0%	35.0%
State income taxes, net	1.5	1.4	3.4
Foreign taxes	(1.1)	(1.2)	—
European tax incentive	(5.2)	(1.8)	—
Valuation allowance	0.5	0.7	—
Tax credits	(0.1)	(1.7)	(1.0)
Manufacturing deduction	(1.3)	(0.8)	(0.7)
Other, net	0.8	1.5	0.3
	30.1%	33.1%	37.0%

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is party to a tax incentive agreement (“incentive”) covering certain of its European operations.  The incentive provides for a reduction in the Company’s effective income tax rate through allowable deductions that are subject to recapture to the extent that certain conditions are not met, including a requirement to have minimum cumulative operating income over a multiple-year period ending in fiscal 2013.  In fiscal 2008 and 2007, as a result of this incentive, the Company recognized €40.2 million and €16.5 million of deductions, respectively, which resulted in a $20.9 million and $7.5 million reduction, respectively, in the Company’s provision for income taxes.  Should the Company reach the maximum level of cumulative operating income under this incentive, aggregate additional deductions of €56.8 million would be available to offset the Company’s future taxable income, although the amount of deductions allowed in any particular tax year are limited by the incentive.

Deferred income tax assets and liabilities were comprised of the following (in millions):

	September 30,
	2008	2007
Deferred Tax Assets and Liabilities
Deferred tax assets:
Other long-term liabilities	$77.2	$15.2
Net operating losses	40.7	22.0
Accrued warranty	26.6	28.8
Other current liabilities	25.3	33.9
Other long-term assets	—	24.8
Payroll-related obligations	10.5	11.6
Receivables	6.1	9.0
Other	0.6	2.8
Gross deferred tax assets	187.0	148.1
Less valuation allowance	(27.6)	(14.3)
Deferred tax assets	159.4	133.8
Deferred tax liabilities:
Intangible assets	332.2	343.7
Investment in unconsolidated partnership	18.7	20.1
Property, plant and equipment	45.8	29.5
Other	5.0	3.1
Deferred tax liabilities	401.7	396.4
Net deferred tax liability	$(242.3)	$(262.6)

The net deferred tax liability is classified in the Consolidated Balance Sheets as follows (in millions):

	September 30,
	2008	2007

Current net deferred tax asset	$66.6	$77.5
Non-current net deferred tax liability	(308.9)	(340.1)
	$(242.3)	$(262.6)

As of September 30, 2008, the Company had $141.2 million of net operating loss carryforwards available to reduce future taxable income of certain foreign subsidiaries that are primarily from countries with carryforward periods ranging from eight years to an unlimited period.  In addition, the Company had $91.3 million of state net operating loss carryforwards, which are subject to expiration from 2009 to 2028.  The deferred tax assets for foreign and state net operating loss carryforwards were $35.7 million and $5.0 million, respectively, and are reviewed for recoverability based on historical taxable income, the expected reversals of existing temporary differences, tax-planning strategies and projections of future taxable income.  As a result of this analysis, the Company recorded a valuation allowance against the foreign and state deferred tax assets of $23.8 million and $3.8 million, respectively.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company does not provide for U.S. income taxes on undistributed earnings of its foreign operations that are intended to be permanently reinvested.  At September 30, 2008, these earnings amounted to $172.6 million.  If these earnings were repatriated to the United States, the Company would be required to accrue and pay U.S. Federal income taxes and foreign withholding taxes, as adjusted for foreign tax credits.  Determination of the amount of any unrecognized deferred income tax liability on these earnings is not practicable.

The Company adopted the provisions of FIN 48 on October 1, 2007.  The adoption of FIN 48 resulted in a $2.9 million charge to retained earnings as of October 1, 2007 and the reclassification of $30.0 million in liabilities related to uncertain tax positions in the Company’s Consolidated Balance Sheet from income taxes payable to other long-term assets and long-term liabilities of $6.2 million and $36.2 million, respectively.  As of September 30, 2008, the Company’s liability for gross uncertain tax positions, excluding interest and penalties, was $59.7 million.  Excluding interest and penalties, net unrecognized tax benefits of $19.7 million would affect the Company’s effective tax rate if recognized.  A reconciliation of the beginning and ending amount of unrecognized tax benefits for fiscal 2008 is as follows (in millions):

Balance at October 1, 2007	$48.0
Additions for tax positions related to current year	7.3
Additions for tax positions related to prior years	8.9
Reductions for tax positions of prior years	(7.3)
Settlements	(7.1)
Lapse of statute of limitations	(1.0)
Balance at September 30, 2008	$48.8

The Company recognizes accrued interest and penalties, if any, related to unrecognized tax benefits in the provision for income taxes in the Company’s Consolidated Statements of Income.  During the fiscal years ended September 30, 2008, 2007 and 2006, the Company recognized $2.7 million, $0.8 million and $(0.1) million in interest and penalties, respectively.  At September 30, 2008 and 2007, the Company had accruals for the payment of interest and penalties of $12.2 million and $4.2 million, respectively.  The amount of unrecognized tax benefits is expected to change by approximately $2.0 million in the next twelve months.

The Company files federal income tax returns, as well as multiple state, local and non-U.S. jurisdiction tax returns.  The Company is regularly audited by federal, state and foreign tax authorities.  The Company’s taxable years ended September 30, 2006 and 2007 are currently under audit by the Internal Revenue Service.

Prior to its acquisition by the Company, JLG had received notices of audit adjustments totaling $7.1 million from the Pennsylvania Department of Revenue (“PA”) in connection with audits of income tax returns filed by JLG for fiscal years 1999 through 2003. The adjustments proposed by PA consist primarily of the disallowance of a royalty deduction taken on JLG’s income tax returns. The Company made a $2.3 million payment on May 27, 2008 to the PA in complete satisfaction of the audit, inclusive of interest.

19.  Contingencies, Significant Estimates and Concentrations

Securities Class Action - On September 19, 2008, a purported shareholder of the Company filed a complaint seeking certification of a class action lawsuit in the United States District Court for the Eastern District of Wisconsin docketed as Iron Workers Local No. 25 Pension Fund on behalf of itself and all others similarly situated v. Oshkosh Corporation and Robert G. Bohn.  The lawsuit alleges, among other things, that the Company violated the Securities Exchange Act of 1934 by making materially inadequate disclosures and material omissions leading to the Company’s issuance of revised earnings guidance and announcement of an impairment charge on June 26, 2008.  Since the initial lawsuit, other suits containing substantially similar allegations were filed (all suits hereafter referred to as the “Actions”).  The Company believes the Actions to be entirely without merit and plans to vigorously defend against the Actions.

Environmental - As part of its routine business operations, the Company disposes of and recycles or reclaims certain industrial waste materials, chemicals and solvents at third-party disposal and recycling facilities, which are licensed by appropriate governmental agencies.  In some instances, these facilities have been and may be designated by the United States Environmental Protection Agency (“EPA”) or a state environmental agency for remediation.  Under the Comprehensive

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental Response, Compensation, and Liability Act and similar state laws, each potentially responsible party (“PRP”) that contributed hazardous substances may be jointly and severally liable for the costs associated with cleaning up these sites.  Typically, PRPs negotiate a resolution with the EPA and/or the state environmental agencies.  PRPs also negotiate with each other regarding allocation of the cleanup costs.  The Company has been named a PRP with regard to three multiple-party sites.  Based on current estimates, the Company believes its liability at these sites will not be material and any responsibility of the Company is adequately covered through established reserves.

The Company is addressing a regional trichloroethylene (“TCE”) groundwater plume on the south side of Oshkosh, Wisconsin.  The Company believes there may be multiple sources of TCE in the area.  TCE was detected at the Company’s North Plant facility with testing showing the highest concentrations in a monitoring well located on the upgradient property line.  Because the investigation process is still ongoing, it is not possible for the Company to estimate its long-term total liability associated with this issue at this time.  Also, as part of the regional TCE groundwater investigation, the Company conducted a groundwater investigation of a former landfill located on Company property.  The landfill, acquired by the Company in 1972, is approximately 2.0 acres in size and is believed to have been used for the disposal of household waste.  Based on the investigation, the Company does not believe the landfill is one of the sources of the TCE contamination.  Based upon current knowledge, the Company believes its liability associated with the TCE issue will not be material and is adequately covered through reserves established by the Company.  However, this may change as investigations proceed by the Company, other unrelated property owners, and the government.

At September 30, 2008 and 2007, the Company had reserves of $3.9 million and $4.1 million, respectively, for losses related to environmental matters that are probable and estimable.  The amount recorded for identified contingent liabilities is based on estimates.  Amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating certain exposures. Subject to the imprecision in estimating future contingent liability costs, the Company does not expect that any sum it may have to pay in connection with these matters in excess of the amounts recorded will have a materially adverse effect on the Company’s financial position, results of operations or cash flows.

Personal Injury Actions and Other - Product and general liability claims arise against the Company from time to time in the ordinary course of business.  The Company is generally self-insured for future claims up to $3.0 million per claim.  Accordingly, a reserve is maintained for the estimated costs of such claims.  At September 30, 2008 and 2007, the reserve for product and general liability claims was $47.3 million and $51.6 million, respectively, based on available information. There is inherent uncertainty as to the eventual resolution of unsettled claims.  Management, however, believes that any losses in excess of established reserves will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Market Risks - The Company is contingently liable under bid, performance and specialty bonds totaling $283.4 million and open standby letters of credit issued by the Company’s banks in favor of third parties totaling $23.8 million at
September 30, 2008.

Other Matters - The Company is subject to other environmental matters and legal proceedings and claims, including patent, antitrust, product liability, warranty and state dealership regulation compliance proceedings that arise in the ordinary course of business.  Although the final results of all such matters and claims cannot be predicted with certainty, management believes that the ultimate resolution of all such matters and claims will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.  Actual results could vary, among other things, due to the uncertainties involved in litigation.

At September 30, 2008, approximately 22% of the Company’s workforce was covered under collective bargaining agreements.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company derives a significant portion of its revenue from the DoD, as follows (in millions):

	Fiscal Year Ended September 30,
	2008	2007	2006

DoD	$2,051.3	$1,435.4	$1,189.6
Foreign military sales	17.5	22.1	21.2
Total DoD sales	$2,068.8	$1,457.5	$1,210.8

No other customer represented more than 10% of sales for fiscal 2008, 2007 and 2006.

Certain risks are inherent in doing business with the DoD, including technological changes and changes in levels of defense spending.  All DoD contracts contain a provision that they may be terminated at any time at the convenience of the government.  In such an event, the Company is entitled to recover allowable costs plus a reasonable profit earned to the date of termination.

Major contracts for military systems are performed over extended periods of time and are subject to changes in scope of work and delivery schedules. Pricing negotiations on changes and settlement of claims often extend over prolonged periods of time. The Company’s ultimate profitability on such contracts may depend on the eventual outcome of an equitable settlement of contractual issues with the Company’s customers.

Because the Company is a relatively large defense contractor, the Company’s government contract operations are subject to extensive annual audit processes and to U.S. government investigations of business practices and cost classifications from which legal or administrative proceedings can result. Based on government procurement regulations, under certain circumstances a contractor can be fined, as well as suspended or debarred from government contracting. In that event, the Company would also be prohibited from selling equipment or services to customers that depend on loans or financial commitments from the Export Import Bank, Overseas Private Investment Corporation and similar government agencies during a suspension or debarment.

20.  Business Segment Information

The Company is organized into four reportable segments based on the internal organization used by management for making operating decisions and measuring performance and based on the similarity of customers served, common management, common use of facilities and economic results attained.  The Company’s segments are as follows:

Access Equipment:  This segment consists of JLG.  JLG manufactures aerial work platforms and telehandlers used in a wide variety of construction, industrial, institutional and general maintenance applications to position workers and materials at elevated heights for sale worldwide.  Access equipment customers include equipment rental companies, construction contractors, manufacturing companies, home improvement centers and the U.S. military.  Sales to one customer accounted for 14.8% of the segment’s sales for the year ended September 30, 2007.

Defense:  This segment consists of a division of Oshkosh that manufactures heavy- and medium-payload tactical trucks and supply parts and services for the U.S. military and for other militaries around the world.  Sales to the DoD accounted for 96.0%, 92.0% and 85.7% of the segment’s sales for the years ended September 30, 2008, 2007 and 2006, respectively.

Fire & Emergency:  This segment includes Pierce, JerrDan, Medtec, Kewaunee, BAI, OSV and the aircraft rescue and firefighting and snow removal divisions of Oshkosh.  These units manufacture and market commercial and custom fire vehicles, broadcast vehicles and emergency vehicles primarily for fire departments, airports, other governmental units, hospitals and other care providers, broadcast stations and towing companies in the U.S. and abroad.

Commercial:  This segment includes McNeilus, CON-E-CO, London, IMT and the commercial division of Oshkosh.  McNeilus, CON-E-CO, London and Oshkosh manufacture, market and distribute concrete mixers, portable concrete batch plants and vehicle and vehicle body components.  McNeilus manufactures, markets and distributes refuse collection vehicles

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and components.  IMT is a manufacturer of field service vehicles and truck-mounted cranes for niche markets.  Sales are made primarily to commercial and municipal customers in the Americas and Europe.

In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” for purposes of business segment performance measurement, the Company does not allocate to individual business segments costs or items that are of a non-operating nature or organizational or functional expenses of a corporate nature.  The caption “Corporate and other” includes corporate office expenses, including share-based compensation, results of insignificant operations, intersegment eliminations and income and expense not allocated to reportable segments.  Identifiable assets of the business segments exclude general corporate assets, which principally consist of cash and cash equivalents, certain property, plant and equipment and certain other assets pertaining to corporate activities.  The accounting policies of the reportable segments are the same as those described in Note 2 of the Notes to Consolidated Financial Statements.

Selected financial information concerning the Company’s product lines and reportable segments is as follows (in millions):

				Fiscal Year Ended September 30,
	2008			2007			2006
	External	Inter-	Net	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales	Customers	segment	Sales
Access equipment(a)
Aerial work platforms	$1,997.9	$—	$1,997.9	$1,493.7	$—	$1,493.7	$—	$—	$—
Telehandlers	747.0	—	747.0	796.8	—	796.8	—	—	—
Other	341.0	—	341.0	249.0	—	249.0	—	—	—
Total access equipment	3,085.9	—	3,085.9	2,539.5	—	2,539.5	—	—	—

Defense	1,882.2	9.7	1,891.9	1,412.1	4.4	1,416.5	1,311.9	5.3	1,317.2

Fire & emergency	1,146.5	46.3	1,192.8	1,107.4	34.8	1,142.2	925.8	35.7	961.5

Commercial
Concrete placement	367.2	1.4	368.6	619.3	—	619.3	697.9	0.6	698.5
Refuse collection	374.3	10.1	384.4	359.4	—	359.4	282.0	—	282.0
Other	80.3	1.8	82.1	101.6	—	101.6	15.8	—	15.8
Total commercial	821.8	13.3	835.1	1,080.3	—	1,080.3	995.7	0.6	996.3
Intersegment eliminations	—	(69.3)	(69.3)	—	(39.2)	(39.2)	—	(41.6)	(41.6)
Consolidated	$6,936.4	$—	$6,936.4	$6,139.3	$—	$6,139.3	$3,233.4	$—	$3,233.4

(a)          Fiscal 2007 access equipment disclosures include the results of JLG subsequent to December 6, 2006, the date of acquisition.

	Fiscal Year Ended September 30,
	2008	2007	2006
Operating income (expense):
Access equipment	$360.1	$268.4	$—
Defense	265.2	245.0	242.2
Fire & emergency	93.9	107.5	90.0
Commercial	4.7	76.5	62.8
Corporate and other	(108.9)	(88.3)	(72.5)
Consolidated	615.0	609.1	322.5
Interest expense net of interest income	(205.0)	(194.6)	(0.8)
Miscellaneous other income (expense)	(9.3)	0.9	(0.3)

Income from continuing operations before income taxes, equity in earnings of unconsolidated affiliates and minority interest	$400.7	$415.4	$321.4

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Fiscal Year Ended September 30,
	2008	2007	2006
Depreciation and amortization:
Access equipment	$91.4	$76.1	$—
Defense	10.2	7.1	6.5
Fire & emergency	18.6	17.2	12.7
Commercial	25.3	22.1	18.0
Corporate and other	7.4	6.5	0.3
Consolidated	$152.9	$129.0	$37.5

Capital expenditures:
Access equipment	$63.9	$46.1	$—
Defense	18.9	17.6	12.6
Fire & emergency	9.3	16.1	26.9
Commercial	26.2	22.2	16.5

Consolidated	$118.3	$102.0	$56.0

	September 30,
	2008	2007	2006
Identifiable assets:
Access equipment
U.S.	$2,757.4	$2,845.0	$—
Europe (a)	1,108.4	1,032.1	—
Rest of world	123.0	282.5	—
Total access equipment	3,988.8	4,159.6	—
Defense - U.S.	299.0	251.5	244.1
Fire & emergency
U.S.	756.2	761.3	732.1
Europe	123.8	119.0	120.1
Total fire & emergency	880.0	880.3	852.2
Commercial:
U.S.	631.2	670.3	731.4
Other North America (a)	32.5	34.5	25.3
Europe (b)	170.0	306.8	257.7
Total Commercial	833.7	1,011.6	1,014.4
Corporate and other - U.S.	80.0	96.8	0.2
Consolidated	$6,081.5	$6,399.8	$2,110.9

(a)   Includes investment in unconsolidated affiliates.

(b)   September 30, 2008 results reflect the June 2008 goodwill impairment charge of $167.4 million and a long-lived asset impairment charge of $7.8 million.  See Note 8 of the Notes to Consolidated Financial Statements for a discussion of the charges.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents net sales by geographic region based on product shipment destination (in millions):

	Fiscal Year Ended September 30,
	2008	2007	2006
Net sales:
United States	$4,997.2	$4,745.5	$2,820.6
Other North America	180.6	212.8	76.3
Europe, Africa and Middle East	1,342.2	915.7	237.8
Rest of world	416.4	265.3	98.7
Consolidated	$6,936.4	$6,139.3	$3,233.4

21.  Unaudited Quarterly Results (in millions, except per share amounts)

	Fiscal Year Ended September 30, 2008				Fiscal Year Ended September 30, 2007
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Net sales	$1,854.1	$1,920.1	$1,719.9	$1,442.3	$1,752.0	$1,802.0	$1,616.6	$968.7
Gross income	279.0	328.0	322.8	248.5	323.2	321.8	272.1	169.4

Income from continuing operations	$62.4	$102.0	$81.0	$41.5	$92.5	$91.3	$56.4	$45.1
Loss from discontinued operations	(8.8)	(186.3)	(8.4)	(4.2)	(7.1)	(0.7)	(5.5)	(3.9)
Net income (loss)	$53.6	$(84.3)	$72.6	$37.3	$85.4	$90.6	$50.9	$41.2

Earnings (loss) per share-basic
From continuing operations	$0.84	$1.38	$1.10	$0.56	$1.26	$1.24	$0.77	$0.61
From discontinued operations	(0.12)	(2.52)	(0.12)	(0.05)	(0.10)	(0.01)	(0.08)	(0.05)
	$0.72	$(1.14)	$0.98	$0.51	$1.16	$1.23	$0.69	$0.56

Earnings (loss) per share-diluted
From continuing operations	$0.84	$1.36	$1.08	$0.55	$1.24	$1.22	$0.76	$0.60
From discontinued operations	(0.12)	(2.48)	(0.11)	(0.05)	(0.10)	(0.01)	(0.08)	(0.05)
	$0.72	$(1.12)	$0.97	$0.50	$1.14	$1.21	$0.68	$0.55

Common Stock per share dividends	$0.10	$0.10	$0.10	$0.10	$0.10	$0.10	$0.10	$0.10

22.  Subsequent Events

In April 2009, the Company entered into an agreement to sell its ownership in Geesink.  On July 1, 2009, the Company completed the sale of Geesink.  Geesink had sales of $201.9 million in fiscal 2008 and was included in the Company’s commercial operating segment.  The historical results of operations of these businesses are included in “Loss from discontinued operations, net of tax,” in the Consolidated Statements of Income.  The Company expects to record a non-cash, pre-tax gain of approximately $35 million, which will be included in discontinued operations as a gain on sale of discontinued operations in the Company’s fourth fiscal quarter 2009 results.  The gain is expected to arise from the reclassification upon sale of cumulative translation adjustments of approximately $92 million from shareholders’ equity to earnings which related to the appreciation in the Company’s Euro-denominated investment in Geesink versus the U.S. dollar over the Company’s period of ownership of the business.

In addition, the Company is in the process of restructuring the former holding company parent of Geesink.  This restructuring is expected to result in a tax benefit of $60-$75 million to be recorded in the fourth quarter of fiscal 2009.  The majority of this tax credit will be recorded in discontinued operations.

OSHKOSH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following amounts related to Geesink businesses have been segregated from continuing operations and reported as discontinued operations in the Consolidated Statements of Income (in millions):

	Fiscal Year Ended September 30,
	2008	2007	2006

Net sales	$201.9	$168.0	$194.0
Cost of sales	196.9	151.7	163.6
Gross income	5.0	16.3	30.4
Operating expenses:
Selling, general and administrative	39.0	34.7	26.6
Amortization of purchased intangibles	0.5	0.4	0.4
Intangible asset impairment charges	174.2	—	—
Total operating expenses	213.7	35.1	27.0
Operating (loss) income	(208.7)	(18.8)	3.4
Other (expense) income	(1.6)	(0.9)	0.1
(Loss) income before income taxes	(210.3)	(19.7)	3.5
(Benefit from) provision for income taxes	(2.7)	(2.5)	2.4
(Loss) income from discontinued operations, net of tax	$(207.6)	$(17.2)	$1.1

In accordance with SFAS No. 144, the Company has not reclassified the assets and liabilities of Geesink as of September 30, 2008 and 2007 in the Consolidated Balance Sheets.  Geesink’s assets and liabilities include the following (in millions):

	September 30,
	2008	2007
Receivables, net	$49.2	$51.9
Inventories, net	54.0	45.7
Deferred income taxes	3.2	2.4
Other current assets	3.3	2.1
Total current assets	$109.7	$102.1

Property, plant and equipment, net	$18.0	$23.5
Goodwill	—	153.5
Purchased intangible assets, net	3.2	9.9
Other long-term assets	0.7	0.4
Total non-current assets	$21.9	$187.3

Accounts payable	$36.0	$28.2
Accrued and other current liabilities	27.7	29.6
Total current liabilities	$63.7	$57.8

Deferred income taxes	$1.9	$5.7
Other long-term liabilities	0.2	0.1
Total non-current liabilities	$2.1	$5.8

SCHEDULE II

OSHKOSH CORPORATION

VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts

Years Ended September 30, 2008, 2007 and 2006

(In millions)

Fiscal Year	Balance at Beginning of Year	Acquisitions of Businesses	Additions Charged to Expense	Reductions*	Balance at End of Year

2006	$6.4	$0.8	$0.3	$(0.5)	$7.0

2007**	$7.0	$14.8	$9.9	$(0.7)	$31.0

2008	$31.0	$(4.0)	$2.3	$(4.5)	$24.8

*	Represents amounts written off to the reserve, net of recoveries and foreign currency translation adjustments.

**	Fiscal 2007 amounts have been adjusted to include reserves on long-term receivables acquired in the JLG acquisition.